Exhibit 4.8

Execution Copy

pre-IPO (Macau)

RESTATED AND AMENDED

SHAREHOLDERS’ DEED

RELATING TO

MELCO PBL ENTERTAINMENT

(MACAU) LIMITED

MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED

MELCO INTERNATIONAL DEVELOPMENT LIMITED

PBL ASIA INVESTMENTS LIMITED

PUBLISHING AND BROADCASTING LIMITED

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

CONTENTS

1.	THE DICTIONARY	4

2.	THE COMPANY	4

3.	BOARD OF DIRECTORS	6

4.	GENERAL MEETINGS	9

5.	DECISION MAKING	10

6.	BUDGET AND BUSINESS PLAN	19

7.	WORKING CAPITAL	20

8.	SHAREHOLDER OBLIGATIONS	21

9.	MANAGEMENT OF THE COMPANY	22

10.	PROVISION OF INFORMATION	24

11.	CONFIDENTIALITY	25

12.	DISPOSAL OF SHARES	26

13.	EVENTS OF DEFAULT	33

14.	EXCLUSIVITY	37

15.	JOINT VENTURES IN THE TERRITORY	39

16.	MELCO GUARANTEE, INDEMNITY AND UNDERTAKING	39

17.	PBL GUARANTEE, INDEMNITY AND UNDERTAKING	41

18.	NOTICE FROM A REGULATORY AUTHORITY	44

19.	DISPUTE RESOLUTION	46

20.	RELATIONSHIP BETWEEN PARTIES	47

21.	POWERS OF ATTORNEY	47

22.	WARRANTIES	48

23.	TAX, COSTS AND EXPENSES	48

24.	GENERAL	49

ATTACHMENT A DICTIONARY		1

ATTACHMENT B CORPORATE STRUCTURE DIAGRAM		15

ATTACHMENT C PRINCIPLES FOR DETERMINATION OF FAIR MARKET VALUE		17

ATTACHMENT D DEED POLL		18

Execution Copy

pre-IPO (Macau)

DATE: December 1, 2006

PARTIES

1.	MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED an international business company incorporated under the laws of the British Virgin Islands of Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (MelcoSub)

2.	MELCO INTERNATIONAL DEVELOPMENT LIMITED a company incorporated under the laws of Hong Kong of 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (Melco)

3.	PBL ASIA INVESTMENTS LIMITED an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (PBLSub)

4.	PUBLISHING AND BROADCASTING LIMITED (ACN 009 071 167) a company incorporated under the laws of Western Australia of Level 2, 54 Park Street, Sydney NSW 2000 (PBL)

5.	MELCO PBL ENTERTAINMENT (MACAU) LIMITED an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (Company)

WHEREAS

(A)	The parties have great knowledge in the gaming industry in their respective markets. Melco is strong in the Greater China market, while PBL has its strength in other Asia Pacific countries.

(B)	Melco, PBL, MelcoSub and PBLSub have formed a joint venture through the Company to develop gaming ventures in the Territory together (the Gaming Ventures), in furtherance of which PBLSub invested in and became a 50% shareholder of the Company, pursuant to the Subscription Agreement.

(C)	Melco, PBL, MelcoSub and PBLSub and the Company entered into the original shareholders deed dated 8 March 2005.

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(D)	Melco and PBL entered into a Memorandum of Agreement dated 5 March 2006 and a Supplemental Agreement dated 26 May 2006 in relation to the opportunity for PBL to acquire through Melco PBL Gaming a grant of a subconcession of Wynn Resorts (Macau) Limited’s concession (with the approval of the Government of Macau S.A.R.) to operate casino games of chance and other casino games in Macau S.A.R. and for Melco or a Melco Group Company to participate therein on the terms of the Memorandum of Agreement and the Supplemental Agreement.

(E)	The Memorandum of Agreement recorded the parties’ intention to vary the terms of the joint venture and the original shareholders deed in the light of the proposed subconcession so that, among other matters, Melco and PBL will each own an effective interest of 50% in all Gaming Ventures in the Territory and shall negotiate and agree on the most efficient structure to give effect to this principle in the Group’s businesses in Macau S.A.R., in the light of regulatory requirements.

(F)	On 8 September 2006, Melco PBL Gaming and Wynn Resorts (Macau) Limited entered into the Subconcession as approved by the Government of Macau S.A.R., pursuant to which Melco PBL Gaming is entitled, subject to the laws of Macau S.A.R., to engage in the exploitation of casino games of chance and other casino games in Macau S.A.R.

(G)	The parties have agreed variations to the terms of the original shareholders deed to give effect to the Memorandum of Agreement and in the light of the entry into of the Subconcession and to restate the original shareholders deed entered into on 8 March 2005 in the manner and on the terms of this Restated and Amended Deed (this Deed) with effect from 18 October 2006.

(H)	In the light of the entry into the Subconcession, the parties have made further capital contributions to the Company and agreed to effect a restructuring of the Group’s businesses in Macau, in the light of regulatory requirements.

(I)	At the date hereof the Company has an authorised capital of US$50,000 divided into 2,500,000 Class A shares of US$0.01 each of which 200 Class A shares are issued, fully paid and are legally and beneficially owned by MelcoSub and 2,500,000 Class B shares of US$0.01 each of which 200 Class B shares are issued, fully paid and are legally and beneficially owned by PBLSub.

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(J)	Melco PBL Gaming is a company limited by shares incorporated in Macau, S.A.R. At the date hereof, Melco PBL Gaming has registered capital of one billion Patacas (MOP 1,000,000,000) divided and represented by 2,800,000 class A shares of one hundred Patacas each, which class A shares of Melco PBL Gaming enjoy only nominal rights to distributions and on a return of capital and 7,200,000 class B shares of Melco PBL Gaming of one hundred Patacas each enjoy unlimited rights to distributions and on a return of capital, all of which class A shares and class B shares are issued and fully paid. 1,800,000 class A shares of Melco PBL Gaming are registered in the name of PBL Asia Limited and 1,000,000 class A shares of Melco PBL Gaming are registered in the name of the Managing Director. All 7,200,000 class B shares of Melco PBL Gaming are registered in the name of Melco PBL Investments Limited.

(K)	The parties have caused the Melco PBL Gaming shareholders and Melco PBL Gaming to enter into the Melco PBL Gaming Shareholders Agreement.

(L)	Pursuant to the restructuring of the Group, Melco PBL Gaming has acquired the Mocha Business and effectively all of the issued share capital of Great Wonders, Crown Macau Hotel and Melco Hotels.

(M)	In consequence of the further capital contributions and restructurings, each of MelcoSub and PBLSub have a 50 per cent. interest in the Macau Gaming Business and all the Macau Gaming Business is carried on by Melco PBL Gaming pursuant to the Subconcession.

(N)	In consideration of PBL and PBLSub agreeing to enter into this Deed with MelcoSub for the benefit of Melco, Melco has agreed to guarantee to PBLSub and PBL, the performance by MelcoSub of its obligations under this Deed.

(O)	In consideration of Melco and MelcoSub agreeing to enter into this Deed with PBLSub for the benefit of PBL, PBL has agreed to guarantee to MelcoSub and Melco, the performance by PBLSub of its obligations under this Deed.

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THE PARTIES AGREE

1.	THE DICTIONARY

1.1	Dictionary

The Dictionary in Attachment A:

(a)	defines some of the capitalised terms used in this Deed; and

(b)	sets out rules of interpretation which apply to this Deed.

2.	THE COMPANY

2.1	Nature of Business

The business of the Company is:

(a)	holding all of the issued share capital of Melco PBL Holdings Limited;

(b)	holding an indirect interest of 72 per cent of the registered capital of Melco PBL Gaming and effectively 100 per cent of economic interest in Melco PBL Gaming through Melco PBL Investments Limited;

(c)	holding an indirect interest in the Mocha Business through Melco PBL Gaming;

(d)	holding an indirect interest in the Crown Macau Hotel/Casino Business through Melco PBL Gaming;

(e)	holding an indirect interest in Melco Hotels through Melco PBL Gaming;

(f)	holding interests in other Gaming Ventures in the Territory as agreed under this Deed; and

(g)	any other business determined by unanimous resolution of the Directors or agreed by the Shareholders from time to time.

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2.2	Name of Company

The Company will be known as Melco PBL Entertainment (Macau) Limited or by such other name as the Board may determine.

2.3	Scope of the Business

The Company will conduct its affairs solely in accordance with this Deed and the Memorandum and Articles. The parties intend that the Company and its subsidiaries will become a premier gaming group in the Territory.

2.4	Term of Deed

This Deed will continue until terminated:

(a)	in accordance with this Deed; or

(b)	by written agreement among the parties; or

(c)	if any Shareholder holds all of the issued Shares in the Company.

2.5	[intentionally omitted]

2.6	Shareholding in the Company

As at the date of this Deed the shareholdings in the Company and operating companies in the Group are as set out in the diagram in Attachment B. In particular:

(a)	the shareholding structure of the Company is as follows:

Shareholder	Number of Shares	Percentage Holding
MelcoSub	200 class A shares	50%
PBLSub	200 class B shares	50%

(b)	the shareholding structure of Melco PBL Gaming is as follows:

Shareholder	Number of Shares	Percentage Holding
Managing Director	1,000,000 A shares	10%
PBL Asia Limited	1,800,000 A shares	18%
Melco PBL Investments	7,200,000 B shares	72%

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(c)	the parties contemplate that, given the transfer of the Macau Gaming Business to Melco PBL Gaming and its subsidiaries, Melco PBL Entertainment and its subsidiaries may be dissolved.

2.7	Exercise of Powers

Each Shareholder agrees to take all reasonable steps which are within its power and are necessary to procure that:

(a)	its voting rights as a Shareholder in the Company; and

(b)	the voting rights of each Director nominated by it to the Board,

are exercised in a manner to ensure that the Company acts in conformity with this Deed. In addition, each Shareholder must ensure that each Director it appoints complies with this Deed and does all things necessary or desirable to give effect to this Deed.

3.	BOARD OF DIRECTORS

3.1	Number of Directors

The maximum number of Directors must be eight unless the Shareholders unanimously agree otherwise.

3.2	Nominee Directors

Subject to clause 12.4(e), each of MelcoSub and PBLSub may, in its absolute discretion, appoint and, subject to clause 3.3(a), remove and replace, up to four Directors each.

3.3	Removal of Directors

(a)	A Director shall be removed in the event that the Director is subject to an adverse finding by a Regulatory Authority unless all other Directors agree that such adverse finding and that person continuing to serve as a Director of the Company is not likely to adversely affect the reputation or business of the Company.

(b)	Subject to clause 3.3(a), only MelcoSub may remove a MelcoSub Director.

(c)	Subject to clause 3.3(a), only PBLSub may remove a PBLSub Director.

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3.4	Chairperson

(a)	The initial Chairperson was appointed by the MelcoSub Directors on 8 March 2005 to hold office for a period of 12 months. Thereafter, the right to appoint and remove the Chairperson shall rotate between the PBLSub Directors and the MelcoSub Directors on a 12-month rotating basis. Any Chairperson once appointed, will hold office for a period of 12 months from the date of appointment or until his earlier resignation or removal.

(b)	The Directors present at a meeting may elect by Simple Resolution one of themselves to act as chairperson of that meeting if the Chairperson (or his nominated alternate) is not there or is unwilling to act as chairperson.

3.5	Notice

Notice to appoint or remove a person as a Director under this clause 3 must be in writing and takes effect on delivery to the Company. The remaining Directors shall ensure that the Registrar of Companies in the Cayman Islands is notified of any change and that the Register of Directors kept at the Company’s registered office is updated.

3.6	Alternate Directors

(a)	A Director appointed under this clause 3 may appoint an alternate director from time to time.

(b)	An alternate director may attend and vote in place of the appointer and on his behalf if the appointer does not attend a meeting of Directors and sign written resolutions in place of the appointer.

(c)	An alternate director is entitled to a separate vote for each Director the alternate director represents in addition to any vote that alternate director may have as a Director.

3.7	Quorum for board meeting

(a)	Subject to clause 3.7(c) and to clause 12.10(d), the quorum for a meeting of Directors is at least one MelcoSub Director (or his alternate) and one PBLSub Director (or his alternate).

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(b)	A Board meeting is adjourned to the same time and place on the same day the following week if a quorum is not present at that Board meeting unless otherwise determined by the Board.

(c)	If a quorum is not present at the reconvened Board meeting, that meeting is adjourned to the same time and place on the next Business Day. The Directors present at the second reconvened Board meeting make up a quorum save in the case of matters referred to in clause 5.3 resolutions in respect of which remain subject to clause 5.3.

3.8	Notice of meetings

(a)	The Board will meet at least four times during each Financial Year unless otherwise agreed. Each Director must receive at least ten Business Days notice of a Board meeting unless all Directors agree otherwise. The parties note that it is intended that board meetings for the Group Companies will be held on or around the same dates.

(b)	The Board can only pass a resolution on a matter if notice of the general nature of the matter is included in the notice of meeting, unless all Directors agree otherwise, whether or not all such Directors attend the meeting of the Board which considers the relevant resolution.

3.9	Meetings

(a)	Each Director may be accompanied at meetings by any observer or adviser to that Director or the Shareholder who has appointed that Director (or the Affiliates of such Shareholder) provided that prior notice in writing is given to the Board and that observer or adviser has executed a confidentiality agreement in a form acceptable to the Board (such approval not to be unreasonably withheld).

(b)	Subject to a Director’s fiduciary and legal duties, a Director is entitled to pay attention to and have special regard for the interests of the Shareholder by or on behalf of whom he was appointed in exercising his rights, powers and duties as a Director.

(c)	The contemporaneous linking together by telephone or other method of audio or audio visual communication of a number of the Directors sufficient to constitute a quorum constitutes a meeting, provided that all Directors have been given due notice of the meeting and an opportunity to participate. A meeting by audio or audio visual communication is taken to be held at the place determined by the chairperson of the meeting provided at least one of the Directors involved was at that place for the duration of the meeting.

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(d)	Unless this Deed requires otherwise, a document, or several documents in identical terms, signed by or on behalf of all Directors will be as valid and as effective as a resolution passed at a duly convened meeting of the Directors. A resolution in this form will be effective on the date on which the last Director (or alternate) signs it. For this purpose, MelcoSub and PBLSub may each nominate by notice to the other under this clause 3.9(d) from time to time one Director (and/or his alternate) who may sign written resolutions and/or give consent to short notice on behalf of all other MelcoSub Directors or all other PBLSub Directors, as the case may be.

(e)	All decisions of the Board which are within its powers and which are passed by the requisite majority at a duly convened meeting (or by an effective written resolution) will bind the Company. The form of any resolution as recorded by the Chairperson and approved by the Board will be presumptive proof (subject to rebuttal) of the content of that resolution.

3.10	Information

Each Director may disclose any Confidential Information to any Shareholder (or its Affiliates and its or their directors, financial and professional advisers) which has appointed that Director.

4.	GENERAL MEETINGS

(a)	Subject to clauses 4(d) and 4(e), no business may be transacted at any general meeting, except the election of a chairperson and the adjournment of the meeting, unless a quorum of members is present when the meeting proceeds to business and remains present throughout the meeting.

(b)	Unless all Shareholders agree otherwise, each Shareholder must receive at least ten Business Days notice of a meeting. Unless all Shareholders agree otherwise, they cannot pass a resolution unless notice of the subject of that resolution was included in the notice of meeting.

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(c)	Subject to clause 4(e), the quorum for a general meeting is at least one duly authorised representative of MelcoSub and one duly authorised representative of PBLSub.

(d)	If a quorum is not present at a general meeting, that meeting stands adjourned to the same day the following week at the same time and place.

(e)	If a quorum is not present at any reconvened general meeting, that meeting stands adjourned to the same time and place on the next Business Day. The duly authorised representatives of Shareholders present at the second reconvened meeting make up a quorum save in the case of the matters referred to in clause 5.5 which shall remain subject to clause 5.5. A Shareholder may not pass a resolution at an adjourned general meeting unless notice of the subject of that resolution was contained in the notice of the original general meeting.

(f)	Unless this Deed requires otherwise, a document, or several documents in identical terms, signed on behalf of both Shareholders will be as valid and as effective as a resolution passed at a duly convened meeting of the Shareholders. A resolution in this form will be effective on the date on which the last Shareholder signs it.

5.	DECISION MAKING

5.1	Voting by directors

Subject to clauses 3.9(d), 5.6 and to clauses 5.1(a) and 5.1(b), each Director has only one vote. The Chairperson does not have a casting vote. At any meeting of Directors of the Company:

(a)	the MelcoSub Directors who are present (whether in person or by alternate) are collectively entitled to exercise and unless the contrary is shown shall be deemed to have exercised a number of votes equal to the maximum number of Directors which may be appointed by MelcoSub for that relevant Group Company under this Deed, (whether or not MelcoSub has appointed such maximum number); and

(b)	the PBLSub Directors who are present (whether in person or by alternate) are collectively entitled to exercise and unless the contrary is shown shall be deemed to have exercised a number of votes equal to the maximum number of Directors which may be appointed by PBLSub for that relevant Group Company under this Deed, (whether or not PBLSub has appointed such maximum number).

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5.2	Directors’ resolutions

All resolutions at meetings of the Directors may be decided by a Simple Resolution, except those decisions listed in clauses 5.3 and 5.4.

5.3	Decisions of Directors

A resolution of the board which concerns any of the following matters is only valid if two thirds of the Directors (or their alternates) validly appointed and entitled to vote at the date of the Board meeting vote in favour of that resolution (whether or not attending the Board meeting).

Constitution

(a)	memorandum and articles of association: the recommendation to the Shareholders to modify or repeal the memorandum and articles of a Group Company;

(b)	Directors: the appointment or removal of any director of a Group Company except as provided in clause 3;

(c)	committees: the creation of a committee of the Board or delegation of any powers of the Board;

(d)	Directors’ fees: the payment of any fees or other remuneration to a Director other than under any service agreement with the Company;

Major Strategic

(e)	Business Plan: the adoption of a Business Plan for the Company and/or for any Group Company (including the Investment Plan of Melco PBL Gaming) or the authorisation of any change to, or deviation from, a Business Plan in any material respect;

(f)	Change in Business: any material change in the nature or scope of the business of the Company, the cessation of the business of any Group Company or the entry into any new business by the Group other than Macau Gaming Business, except as approved in a Business Plan;

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(g)	Merger or amalgamation: the terms of any merger or amalgamation of the Company with any other company whether or not in accordance with the Business Plan;

(h)	Joint Venture: the entry into by the Company, or the amendment, release or termination of, any joint venture, partnership, agency or similar arrangement of any kind with any person;

(i)	Disposals: the disposal of any assets of the Company or the shares in any Subsidiary of the Company in any Financial Year with a book value or market value of more than US$1,000,000 (otherwise than in accordance with the Business Plan);

(j)	Listing: any application to a Stock Exchange for:

(i)	admission of the Company or a Group Company to the official list of a Stock Exchange; and

(ii)	official quotation of the shares in the Company or a Group Company on that Stock Exchange;

Major Financial

(k)	dividends: the adoption of or change to any dividend policy or the declaration or payment of any dividend by the Company other than in accordance with any adopted dividend policy, except as approved in the Business Plan and/or Budget (with the parties acknowledging that it is the intention of the parties that any free cash flow of the Company should be distributed to the Shareholders);

(l)	distributions: the making by the Company of any capital distribution or capitalisation of any profits or the creation of, or transfer to, any reserve account;

(m)	acquisitions of equity: the acquisition by the Company of any Securities from any third party for a consideration of more than US$1,000,000, except as approved in a Business Plan and/or Budget;

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(n)	expenditure: the incurring of capital or operating expenditure of more than US$1,000,000 by the Company in a Financial Year, except as approved in a Business Plan and/or Budget;

(o)	material contracts: the entry into by the Company of any agreement or arrangements, which alone or together with any other associated agreement or arrangement:

(i)	is for a duration of more than 3 years;

(ii)	involving the Company in a liability (actual or contingent) for an amount of more than US$1,000,000; or

(iii)	is outside the ordinary course of business, except as approved in the Business Plan and/or Budget.

(p)	auditor: the appointment or removal of the Auditor;

(q)	accounting policies: the establishment of or any change in a material respect to the accounting policies or practices or financial reporting system of any Group Company;

(r)	financial year: the adoption or change of the Financial Year for the Company;

(s)	new issues: the issue or offer or agreement to issue any Securities of the Company;

(t)	class rights: any recommendation to Shareholders to change any rights attaching to any class of Securities of the Company;

(u)	capital reduction: any buy back, redemption or cancellation of any Securities of the Company, or reduction, split, consolidation or other reconstruction of the share capital of the Company, to the extent that such action is under the control of the Directors and to the extent that such action requires Shareholder consent, any proposal to the Shareholders in relation to obtaining such consent;

(v)	superannuation: the establishment by the Company of a pension scheme for employees or a scheme covering superannuation generally, other than schemes prescribed by law;

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(w)	borrowing: the borrowing, raising or receiving of any financial accommodation (including to or from any Shareholder) by the Company, or the making of any material unscheduled repayments of any financial accommodation, except to the extent approved in a Business Plan and/or Budget;

(x)	provision of financial accommodation: the provision by the Company of any financial accommodation to any person, other than in the ordinary course of the Gaming Ventures;

(y)	place of business: the establishment by the Company of any new place of business;

(z)	security interest: the grant of a Security Interest over an asset of the Company otherwise than by operation of law;

(aa)	guarantees: the giving by the Company of a guarantee, indemnity or other assurance for a debt or obligation of another person or about the financial condition of that person, or becoming liable under any of those things;

(bb)	related party transactions: Except as contemplated in this Deed:

(i)	the entry into by the Company of any agreement or arrangement with any Shareholder or with any Related Party or Affiliate of any Shareholder or the Company, whether that agreement or arrangement is oral or in writing; or

(ii)	the amendment, release or termination of any agreement or arrangement with any Shareholder or with any Related Party or Affiliate of any Shareholder or the Company, whether that agreement or arrangement is oral or in writing;

(cc)	litigation: the commencement, defence, compromise or settlement by the Company of any litigation, arbitration, remediation or a similar procedure involving a claim of more than US$100,000 or the waiving or enforcement of any material rights of the Company in respect of such a claim;

(dd)	share option plan: the establishment, implementation, amendment or termination of any share option plan, or the allocation of Securities under any share option plan;

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(ee)	real property: the purchase, Disposal, lease by the Company of, or any other dealing by the Company in, any real property or any interest therein involving real property with a value or commitment of more than US$1,000,000;

Budget Process

(ff)	budget: the adoption of a Budget for the Company or the authorisation of any change to, or deviation from, a Budget in any material respect; and

Management

(gg)	senior management: the appointment, removal or the making of any material alteration to the terms of employment of the Chief Executive Officer or Chief Financial Officer of the Company provided that such executive shall be removed in the event of an adverse finding against the executive by a Regulatory Authority unless otherwise unanimously agreed by the Board.

5.4	Amendment of financial limits

The Directors who are from time to time appointed to the Board may amend a financial limit in clause 5.3 by resolution passed unanimously at a duly convened Board meeting.

5.5	Shareholders’ resolutions

Notwithstanding anything in this Deed or the Memorandum and Articles, the prior approval of all Shareholders (whether at a general meeting or by written resolution) is needed to:

(a)	appoint a liquidator to the Company or propose a winding up of the Company;

(b)	amend or replace the Memorandum and Articles;

(c)	approve a scheme of arrangement to merge or amalgamate the Company with another Company;

(d)	change the name of the Company;

(e)	effect any capital reduction or buy back of Shares by the Company; or

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(f)	give effect to any matter set out in clause 5.3 where the approval of Shareholders (rather than Directors) is required by law to give effect to such matter.

5.6	Conflict of Interest

For any matter before the Board which requires the Board to determine whether the Company should enforce a right against a Shareholder (the Respondent), or any Affiliate or Related Party of the Respondent, in relation to, without limitation, a liability, loss, cost, charge or expense paid, suffered or incurred by the Company from an act or omission of that person then:

(a)	the MelcoSub Directors and the PBLSub Directors will discuss the issue in good faith with a view to reaching an agreed solution;

(b)	if an agreed solution cannot be reached within a period of 60 days of the issue first being raised, then the matter will be referred to the respective chief executive officers of Melco and PBL for consideration;

(c)	if the respective chief executive officers of Melco and PBL cannot resolve the issue within 60 days of it being referred to them then any Director may convene a Board meeting to consider the issue and:

(i)	the quorum for that Board meeting shall be the presence of all Directors who were not appointed by the Respondent; and

(ii)	any resolution for dealing with that matter may be passed by the affirmative vote of all the Directors who were not appointed by the Respondent (who, having taken competent independent legal advice on behalf of the Company, must act in the best interests of the Company and without regard to the interests of their appointing Shareholder) and any contrary vote by a Director appointed by the Respondent shall be disregarded.

5.7	Related Party Dealings

Any arrangement or transaction between the Company and Melco (or its Affiliates and/or Related Parties) or PBL (or its Affiliates and/or Related Parties) must be on commercial terms and on an arm’s length basis.

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5.8	Group Companies

(a)	Each Shareholder and the Company agrees, and must use all reasonable endeavours to ensure that (subject to clauses 5.8(b) and (c) below or as otherwise agreed by them in writing):

(i)	the board and operation of each Group Company (other than the Company) complies with at least the rules set out in this clause 5;

(ii)	they or as applicable, their Affiliates’ Interests in and dealings with the Group Company under this joint venture are subject to the principles and procedures in this Deed relating to Shareholders’ dealings with the Company and in the Shares (including, for the avoidance of doubt, provisions relating to disposals of the Shares under clause 12 (and clause 18) and transfers pursuant to clause 13); and

(iii)	each Group Company adopts the constitution and corporate governance procedures to give effect to the procedures, principles and purposes of the joint venture established by this Deed. Where appropriate, provisions of this clause 5 shall apply to each Group Company as if a reference to the Company, Board, Director, Chief Executive Officer, Chief Financial Officer, Shareholders and Shares were a reference to the relevant Group Company, board, chief executive officer, chief financial officer, director, shareholders and shares of the relevant Group Company respectively.

(b)	The Board will determine the exercise by the Company of its rights and powers to effect appointments to the board and to change the board composition of each Group Company (other than the Company) and to join in or oppose the appointment or proposed appointment by any third parties of directors to the board of a Group Company under the articles of association of the relevant Group Company or under a shareholders agreement concerning a Group Company which is binding on the Company or the relevant Group Company (and, in the case of Melco PBL Gaming, in accordance with Melco PBL Gaming Shareholders Agreement). The Board will exercise its powers with regard to such appointments with the intent that:

(i)	an equivalent number of nominee directors appointed by each Shareholder to the Company are appointed to the board of the relevant Group Company; and

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(ii)	subject to their fiduciary duties and any duty imposed by law, any nominee director on the board of a relevant Group Company (other than the Company) must vote as directed by a resolution of the Board (if applicable).

(c)	Melco PBL Investments Limited and other members of Melco PBL Gaming have entered into the Melco PBL Gaming Shareholders Agreement under the laws of Macau S.A.R. in relation to the affairs of Melco PBL Gaming which gives effect to the principles in this clause 5 in the light of the requirements of the relevant Regulatory Authority. Subject to the laws of Macau S.A.R., to applicable requirements of the relevant Regulatory Authority and to the terms of the Subconcession, the board of Melco PBL Gaming shall comprise 9 directors and the Company shall cause Melco PBL Investments Limited to exercise its powers and rights in relation to Melco PBL Gaming so that 4 suitably qualified persons nominated by each Shareholder be appointed as its representatives to the board of Melco PBL Gaming (subject to such persons obtaining necessary consents of the relevant Regulatory Authority) and the parties shall cooperate to cause such nominated persons be appointed directors of Melco PBL Gaming and shall cause Melco PBL Investments Limited to exercise its powers as shareholder of Melco PBL Gaming accordingly. The Shareholders shall also agree, subject to Macau Government approval, on the appointment of the Managing Director and such person shall also hold office as a director of Melco PBL Gaming. Clause 3.3(a) shall apply to persons appointed as directors of Melco PBL Gaming and a Shareholder’s right to have its representative appointed a director shall also include the right to have the relevant person removed and replaced. In relation to all matters reserved to the board of Melco PBL Gaming under clauses 5.3 and 5.8 and/or the Melco PBL Gaming Shareholders Agreement, the Shareholders shall consult with one another in advance of such matters and each Shareholder shall use all reasonable efforts to procure that their representative directors vote and act unanimously in relation thereto. Decisions of the board of Melco PBL Gaming on such reserved matters shall require the affirmative approval of at least four directors of Melco PBL Gaming or their alternates in accordance with the Melco PBL Gaming Shareholders Agreement.

5.9	Board deadlock

If the Directors cannot agree in respect of any matter reserved for Board decision under this Deed or by law then if such deadlock continues for a period of 90 days without resolution, either Shareholder may, notwithstanding that the period referred to in clause 12.2 has not expired, exercise its rights under clause 12 of this Deed subject always to the terms of that clause.

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5.10	Dividends and Distribution

Subject to adoption of a change to this dividend policy pursuant to clause 5.3(k), and to any contrary provision in an approved Business Plan or Budget for any Financial Year, the Directors shall cause to be declared and the Shareholders agree to approve dividends or otherwise to cause a distribution by the Company of not less than 75 per cent of the consolidated profits of the Company and its Group available for distribution in a Financial Year, to be made after 30 March and prior to 30 June, following such Financial Year, save that no dividends shall be declared prior to 30 March 2007.

6.	BUDGET AND BUSINESS PLAN

6.1	Annual budget

The Company and each Shareholder must use reasonable endeavours to ensure that, before the end of any Financial Year, the Directors adopt an annual Budget for the Company in accordance with clause 5.3 for the following Financial Year in a form, and the content of which is, approved by the Directors. The Company and the Shareholders must ensure that the Company conducts its affairs in accordance with the Budget. The Budget will include the amounts and terms for any funding contribution to be made by Shareholders.

6.2	Business plan

(a)	The Company and each Shareholder must use reasonable endeavours to ensure that, before the end of each Financial Year, the Directors adopt in accordance with clause 5.3 a Business Plan for the Company for the following Financial Year in a form, and the content of which is, approved by the Directors.

(b)	Each Business Plan must include information about the following matters but is not limited to those matters:

(i)	business strategy;

(ii)	personnel policy and hiring plans;

(iii)	funding strategy;

(iv)	financing requirements for working capital, investment and expansion;

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(v)	cash flow forecasts;

(vi)	dividends;

(vii)	profit targets; and

(viii)	a marketing plan.

7.	WORKING CAPITAL

7.1	Cash Contributions

The Shareholders will make cash contributions to the Company in the amounts specified and on the basis provided for in the relevant Budget (as adopted from time to time in accordance with this Deed) and in the same proportion as their Proportionate Share up to the Maximum Capital Contribution Amount in each Financial Year. Provided that the cash contribution is in accordance with a relevant Business Plan and/or Budget and there is not an Event of Default by the Shareholder proposing to make the Call either MelcoSub or PBLSub may call on the Shareholders to make a cash contribution to enable the Company to meet expenditures to be incurred under the relevant Business Plan and/or Budget (each a Call). Each Call will be made by notice to the Shareholders, setting out the amount to be paid by each Shareholder, calculated in accordance with its Proportionate Share. Other than as expressly provided in this clause 7.1, no party will have any obligation to provide funding to the Company. If a Shareholder fails to pay a Call within 30 days of receiving a notice requesting the Call then unless there is an Event of Default outstanding by the Shareholder making the relevant Call, the Company will issue a second notice to that Shareholder demanding payment of the Call (Overdue Call Notice). Unless otherwise determined by the Board under clause 5.3, any cash contributions provided by a Shareholder shall be treated as share premium attributable to the relevant Shareholder’s Shares but without thereby conferring any preferred rights over other Shares, whether as to distribution of profits, return of capital or otherwise.

7.2	Bank Account

All amounts paid by the Shareholders (including interest paid by a Shareholder on overdue Calls) which are not immediately required to be expended will be deposited and retained in a Company Bank Account. The Company must ensure that:

(a)	the Company Bank Account is operated in accordance with policies established from time to time by the Board; and

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(b)	funds in the Company Bank Account:

(i)	may only be withdrawn by the authorised signatories in accordance with the agreed rules in respect of operating the bank accounts as approved by a resolution of the Board;

(ii)	are not commingled with funds belonging to any other person; and

(iii)	are used solely for the purposes of the Macau Gaming Business as determined by the Board or such other new business as determined by the Board in accordance with clause 5.3.

7.3	Interest on Overdue Calls

If a Call is paid by a Shareholder after the due date for such Call, the Shareholder will pay interest on the late payment to the Company. Interest will be calculated on a daily basis at the Reference Rate plus 3% per annum for the period from the due date of the Call until the date of actual payment of the Call by the Shareholder and will be paid into a Company Bank Account.

7.4	Certificate of funding from Company

Immediately after the Company has received funds from a Shareholder, the Company will issue such Shareholder a certificate (with a copy to the other Shareholder) stating the amount that the Shareholder has paid to the Company (i) in such additional funding (ii) in aggregate. Unless a Shareholder objects by a notice of objection in writing to the Company and the other Shareholder within 10 Business Days of receipt of such certificate that such certificate (as it relates to such additional funding) is inaccurate, such certificate shall be deemed to be agreed by each Shareholder and the Company. In the event that a Shareholder serves a notice of objection in relation to a certificate then such objection shall be treated as a Dispute.

8.	SHAREHOLDER OBLIGATIONS

8.1	General Obligations

Each Shareholder will:

(a)	act in good faith to the other Shareholder in any transaction relating to the Company;

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(b)	promptly pay into the Company Bank Account all money, cheques and negotiable instruments received by the Shareholder on account of the Company;

(c)	promptly advise the other Shareholder of any matter or material information concerning the Company which may come to the Shareholder’s notice; and

(d)	at all times give to the other Shareholder a full and proper account of any action the Shareholder proposes to take in respect of the Company which has not been authorised by the Shareholders and at the reasonable request of the other Shareholder, furnish a full and accurate explanation of any action the Shareholder takes which affects the Company in any way.

(e)	in the light of their respective interests in the share capital of Melco PBL Gaming, use all reasonable efforts to ensure and maintain their suitability in accordance with applicable laws and regulations of Macau S.A.R. and the terms of the Subconcession.

9.	MANAGEMENT OF THE COMPANY

9.1	Senior Management

The Board may by unanimous resolution appoint a chief executive officer and chief financial officer to manage and generally administer the Company in accordance with the Business Plan and the Budget at the direction of the Board.

9.2	Delegated Authority of the Chief Executive Officer

The Chief Executive Officer (if any) shall report to the Board and, if appointed, will have the delegated authorities resolved upon by the Board from time to time (which delegated authorities will be sufficient for the Chief Executive Officer to have responsibility for the day to day conduct of the Company).

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9.3	Conduct of business

The Company must:

(a)	maintain property: keep its property in good working order and condition subject to fair wear and tear, and make any necessary repairs and replacements;

(b)	comply with laws and agreements: comply with all laws and agreements binding on it;

(c)	government requirements: comply with the requirements of a Government Agency about the conduct of its business and its assets including, without limitation, its indirect shareholding interest in Melco PBL Gaming;

(d)	corporate existence: maintain its corporate existence;

(e)	Budget and Business Plan: conduct its business in accordance with its current Budget and Business Plan and the Investment Plan;

(f)	insurance: keep insurance which the Shareholders may require or which would be prudently kept by any company which holds assets similar to the Group Companies and carries on a business similar to the business of the Company including without limitation directors and officers liability insurance cover for at least US$10 million; and

(g)	conduct of business: ensure the conduct of the business of its Group Companies in accordance with the procedures, principles and purposes of the joint venture set out in this Deed and cause the adoption by each Group Company of an appropriate constitution and corporate governance regime to give proper effect to this clause.

9.4	Maintenance of records

The Company must maintain books and records which enable each of the Shareholders to prepare accounts which comply with the Accounting Standards.

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10.	PROVISION OF INFORMATION

10.1	Periodic reports

The Company must give each Director and each Shareholder (or its Affiliates) access to all information about its business and operations including, but not limited to, the following reports in reasonable detail:

(a)	monthly financial statements and projections: as soon as practicable after the end of each month, but no later than 15 days after the end of each month:

(i)	an unaudited profit and loss statement and monthly cash flow statement of each Group Company for the month and for the current Financial Year to date;

(ii)	an unaudited balance sheet of each Group Company as at the end of the month; and

(iii)	comparisons to Budget of each Group Company and details of any proposed revision of the original Budget;

(b)	balance sheet and profit and loss statement: within 60 days after the end of each Financial Year, an audited profit and loss statement and balance sheet for that Financial Year for each Group Company;

(c)	cash flow statement: within 60 days after the end of each Financial Year, an audited cash flow statement for that Financial Year for each Group Company; and

(d)	other information: subject to clause 10.4, information requested by a Director to enable the Company or a Shareholder to give to a Government Agency or Regulatory Authority information required by that Government Agency or Regulatory Authority at the cost of the Shareholder.

10.2	Reports for the Stock Exchange

The Company must make available (at the cost of the Company) to each Shareholder the information necessary to enable that Shareholder to comply with its obligations under the Listing Rules binding on it.

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10.3	Audit

The Company must ensure that the accounts of each Group Company are audited annually by the auditor of the Group Company in accordance with the Accounting Standards.

10.4	Access to information

Subject to the provision of reasonable prior notice, the Company must allow a Director or Shareholder or a duly authorised representative of a Shareholder to:

(a)	inspect property of each Group Company;

(b)	inspect and take copies of a document about the business of each Group Company, including its accounts; and

(c)	discuss the affairs, finances and accounts of each Group Company with the officers and auditor of the Group Company.

11.	CONFIDENTIALITY

A party may not disclose any Confidential Information to any person, except:

(a)	as a media announcement in the form agreed between the parties;

(b)	to its officers, employees, professional advisers, auditors or consultants, to the extent that person requires the information for the purposes of performing their respective functions;

(c)	to its shareholders subject to first obtaining written confidentiality undertakings from those shareholders in a form agreed by the Company and those parties who are at that time entitled to appoint or remove a Director;

(d)	as required by an applicable law, regulatory authority (including gaming regulatory authorities), applicable Stock Exchange or the Listing Rules after first consulting with the other parties about the form and content of the disclosure; or

(e)	if a party is required to do so in connection with legal proceedings relating to this Deed, or relating to any agreement to which that person is a party, provided that, except where the legal proceedings are taken by one party against another party, each other party is first consulted, and is given a reasonable opportunity to assert any right and privilege, confidentiality, or any other right which may prevail, over that party’s duty of disclosure, and must use its best endeavours to ensure the Confidential Information (unless disclosed under clauses 11(a)-(e)) is kept confidential.

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12.	DISPOSAL OF SHARES

12.1	No Disposal of Shares

(a)	Except for a transfer to a Permitted Transferee in accordance with clauses 12.1(b) and (c) below or a transfer in accordance with the provisions of clause 13 or clause 18, each Shareholder must:

(i)	not create any Security Interest or agree or offer to create any Security Interest, in its Shares; and

(ii)	not Dispose or agree to Dispose of any of its Shares, or do or omit to do any act if the act or omission would have the effect of Disposing of any of its Shares,

except in the manner allowed by the further provisions of this clause 12.

(b)	Subject to clause 12.1(c), a Shareholder may transfer all of its Shares at any time to a Permitted Transferee and the provisions of clauses 12.2 to 12.6 shall not apply to such a transfer.

(c)	It is a condition of a transfer to a Permitted Transferee (which condition shall be set out in the Deed Poll entered into by the Permitted Transferee pursuant to clause 12.8) that if the Permitted Transferee ceases to be a Wholly-Owned Subsidiary of the transferring Shareholder, PBL or Melco (as the case may be) it must transfer the Shares the subject of the transfer under clause 12.1(b) and all other Shares of such Permitted Transferee to the transferring Shareholder or another of the transferring Shareholder’s Permitted Transferees within 5 Business Days of the date of the Permitted Transferee ceasing to be a Wholly-Owned Subsidiary of the transferring Shareholder, PBL or Melco with the intent that if a Permitted Transferee ceases to be a Permitted Transferee, it is required to transfer all of its Shares. The failure of the Permitted Transferee to comply fully with this clause 12.1(c) is an Event of Default.

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(d)	The Company must note on each share certificate that the Shares may only be transferred in accordance with the Memorandum and Articles and this Deed.

12.2	Standstill Period

Except in the case of transfer in accordance with the provisions of clauses 5.9, 12.1(b) and (c), 13 or 18, a Shareholder must not Dispose of any of their Shares during the period commencing on 8 March 2005 (the Original Execution Date) and ending on the date which is 5 years from the Original Execution Date.

12.3	Notice of Sale

Subject to clause 12.2, a Shareholder who wants to Dispose of any Shares (other than a transfer in accordance with clause 12.1(b) or (c) or clauses 13 or 18), must do so only by a transfer of all the legal and beneficial interest in such Shares and shall serve a Notice of Sale on the Other Shareholder (which Notice of Sale, when served, is irrevocable, save with the consent of the Other Shareholder) specifying:

(i)	number: the number of Sale Shares;

(ii)	price: the sale price in cash per Sale Share in US dollars;

(iii)	terms: any other financial terms which deal with the payment of money in relation to the proposed transfer; and

(iv)	option: that the Other Shareholder has an option to buy from the Seller that number of Sale Shares, on the terms set out in the Notice of Sale, if that Other Shareholder complies with clause 12.4.

12.4	Exercise of Other Shareholder’s option to buy Sale Shares

(a)	At any time within the Acceptance Period, the Other Shareholder may, by giving written notice to the Company and the Seller, exercise its option to buy from the Seller on the terms set out in the Notice of Sale, that number of Sale Shares identified in that notice, which must be all of the Sale Shares, except where the Seller otherwise agrees in writing.

(b)	If the Accepting Shareholder serves notice on the Seller under clause 12.4(a):

(i)	the Seller must sell to the Accepting Shareholder the relevant Sale Shares free of any Security Interest; and

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(ii)	the Accepting Shareholder must buy the relevant Sale Shares,

on the terms set out in the Notice of Sale served under clause 12.3.

(c)	On service of a notice by the Accepting Shareholder under clause 12.4(a) the sale and purchase of the Sale Shares shall take place on the day which is 30 days after the date of service of the Notice of Sale (or, if that day is not a Business Day, on or before the next Business Day) when:

(i)	the Accepting Shareholder must pay the aggregate purchase price for the relevant Sale Shares in Immediately Available Funds and do all other things necessary to complete the purchase of the Sale Shares; and

(ii)	against payment of the aggregate purchase price the Seller must give the Accepting Shareholder an instrument of transfer of the relevant number of Sale Shares (free of any Security Interests) signed by the Seller together with the share certificates for the Sale Shares (or a suitable indemnity in lieu of delivery of such share certificates).

(d)	Subject to clause 12.9, the Company shall register the instrument of transfer referred to in clause 12.4(c) above.

(e)	If the Sale Shares are all the Seller’s holding of Shares, then immediately on the transfer of the Sale Shares, the Seller must procure that any Directors it has appointed to the Board of the Company (and to the board of any Group Companies) resign with immediate effect and without any claim on the Company or Group Company for loss of office. If the Sale Shares are not all the Seller’s holding of Shares, then the parties shall negotiate in good faith such amendments to this Deed and to the Articles of Association as are, in the circumstances, fair and appropriate taking into account the Shareholders’ respective Shareholding Proportions following the sale and on the principles that a selling (or purchasing) Shareholder should enjoy rights to appoint a Director or Directors to the Board commensurate to its Shareholding Proportion from time to time and that the Board shall have responsibility and authority for the direction of the affairs of the Company subject to limitations reasonably necessary to protect the interests of all Shareholders in their respective Shareholding Proportions from time to time.

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(f)	The Seller appoints the Accepting Shareholder as its attorney in accordance with clause 21 on default by the Seller of performance of any of its obligations under this clause 12.4 and the Accepting Shareholder appoints the Seller as its attorney in accordance with clause 21 on default by it of performance of any of the Accepting Shareholder’s obligations under this clause 12.4, in each case with full power to execute, complete and deliver in the name of the Seller or Accepting Shareholder, as the case may be, all things necessary to complete the sale and purchase of Shares including, without limitation, to execute and deliver an instrument of transfer for the relevant Sale Shares and to receive and give good discharge for the aggregate purchase price for the relevant Sale Shares.

12.5	Sale Shares not purchased by Other Shareholder

(a)	If a notice of exercise of its option is not received from the Other Shareholder under clause 12.4(a) to purchase all the Sale Shares, then subject to clauses 12.5(b), 12.5(c), 12.5(e) and 12.6, the Seller may offer to sell (and actually sell) the Sale Shares to any third party buyer subject to clauses 12.7 and 12.8.

(b)	For the purpose of clause 12.5(a), the Seller may only sell to a third party buyer who, with its Affiliates, has a net tangible asset value at the relevant time of not less than HK$500 million (five hundred million Hong Kong dollars) or, if the third party buyer is listed on a Stock Exchange, then a third party buyer with a market capitalisation of one billion Hong Kong dollars or more.

(c)	The Seller must not sell the Sale Shares for a lower price than that specified in the Notice of Sale or otherwise on more beneficial financial terms, than set out in the Notice of Sale.

(d)	The Seller must give a copy of any agreement (if any) with the third party buyer relating to the Sale Shares to the Other Shareholder within 3 days of signing the agreement.

(e)	If the Seller does not sell the Sale Shares to a third party buyer within 90 days of service of the Notice of Sale it may not sell those Sale Shares without first giving a further Notice of Sale to the other Shareholder pursuant to clause 12.3 and complying again with the further provisions of this clause 12.

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(f)	If the Accepting Shareholder defaults in paying for the relevant Sale Shares in accordance with clause 12.4(c) or is in other material default of its obligations under clause 12.4, then without prejudice to any other rights of the Seller or claims of the Seller against the Accepting Shareholder (including the Seller’s right to treat such default as an Event of Default under clause 13.1) in connection with such default, the Seller may offer to sell and actually sell the Sale Shares to any third party buyer but is not bound to do so to mitigate its loss. The provisions of clauses 12.5(b), (c), (d), (e) and clause 12.6 shall not apply to a sale pursuant to this clause 12.5(f).

12.6	Tag Along

(a)	If either (i) the Other Shareholder elects not to exercise its option to purchase the Sales Shares under clause 12.4(a) or (ii) the Acceptance Period expires without the Other Shareholder exercising its option to purchase the Sale Shares under clause 12.4(a), then the Other Shareholder may give a notice (a Tag Along Notice) to the Seller within the Tag Along Period that it wishes to sell to a third party buyer of the Sale Shares the same proportion of its Shares as the number of Shares to be sold by the Seller bears to the total number of Shares held by the Seller.

(b)	If a Tag Along Notice is given, the Seller may only sell the Sale Shares to a third party buyer if the Seller procures that the proposed buyer purchases from the Other Shareholder who has given a Tag Along Notice the same proportion of its Shares as the number of Sale Shares bears to the total number of Shares held by the Seller and the purchase of Shares from the Other Shareholder is on the same terms and conditions as the third party buyer purchases any of the Sale Shares from the Seller and is on no less favourable terms as to price and other financial conditions as the terms of the relevant Notice of Sale.

(c)	For the avoidance of doubt, if the Other Shareholder gives a Tag Along Notice and a third party buyer does not purchase Shares of the Other Shareholder in accordance with clause 12.6(b) the Seller may not sell any of the Sale Shares to the proposed third party buyer.

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12.7	Consents

If any consents are required from any third party or Government Agency in connection with the transfer of Shares (not arising from the status or circumstances of the transferors), then each party to this Deed must use its best endeavours (which phrase will not require a party to expend money) to ensure that such consents are obtained in a timely manner and any time periods for the purchase of Shares referred to in this clause 12 will be extended by such period as necessary to obtain such consents (not to exceed 30 days in any event). At the expiry of such period if any required consent has not been obtained then, the transfer shall not be completed unless:

(a)	the Seller shall elect to complete the sale by a written notice delivered to the Company and transferee on or before the expiry of such period and shall deliver to each of the Company and to the Other Shareholder (including an Accepting Shareholder) a full indemnity reasonably acceptable to the Company and the Other Shareholder for any claim, loss or liability which the Company and such Other Shareholder may suffer or incur in relation to the failure to obtain a required consent for the transfer of Shares; or

(b)	the Accepting Shareholder shall elect to complete the purchase by a written notice delivered to the Company and Seller not later than the next Business Day following the expiry of such period and shall deliver to each of the Company, the Seller and any Other Shareholder, a full indemnity reasonably acceptable to the Company and the Seller for any claim, loss or liability which the Company, the Seller or such Shareholder may suffer or incur as a result of the failure to obtain a required consent for the transfer of Shares;

Provided in each case no transfer shall be effected if such transfer of Shares would result in a breach of any law by the transferee or the Company, a breach of the Subconcession, or a transferee who is not suitable with regard to applicable laws and regulations of Macau S.A.R. and the terms of the Subconcession to hold an interest in the share capital of Melco PBL Gaming or result in any adverse circumstance occurring under law affecting the Company.

12.8	New Shareholders to be bound

A Shareholder who transfers Shares under this clause 12 must ensure that, prior to completion of any transfer, the proposed transferee executes a deed poll in the form set out in Attachment D agreeing to be bound by this Deed as if named as a party and a Shareholder.

12.9	Refusal to register a transfer

(a)	Subject to any applicable laws, the Company must not register the transfer of any Shares if this clause 12 or clauses 13 or 18 (as the case may be) has not been complied with and any purported Disposal in breach of this clause 12 or clauses 13 or 18 is void.

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(b)	The Company shall register the transfer of any Shares made in compliance with the applicable provisions of clause 12, clauses 13 or 18 as the case may be and there shall be no requirement for the Board to approve such transfer.

12.10	Disposal of class A shares of Melco PBL Gaming

(a)	PBLSub agrees that it shall not Dispose of its direct interest in PBL Asia Limited or its indirect interest in the class A shares of Melco PBL Gaming (“Melco PBL Gaming Restricted Interest”) unless such Disposal is effected by an instrument of transfer to the Company or its Group Company or a transfer which has the prior written agreement of the Company or a transfer contemplated under the Financing Arrangements or a transfer pursuant to the further provisions of this clause 12.10, subject to the approval of the Macau Government.

(b)	In the event that PBLSub effects a transfer of Shares (pursuant to clauses 12, 13 or 18) then, subject to applicable regulatory requirements and approvals (including Macau Government approval), PBLSub shall, if required to do so by the other Shareholder cause a sale of all of its Melco PBL Gaming Restricted Interest to the Company in the same manner as a Notice of Sale pursuant to clause 12.3 as if the sale of the Melco PBL Gaming Restricted Interest was a sale of Shares except the offer shall specify the sale price for all the Melco PBL Gaming Restricted Interest as the nominal price of HK$10 (ten Hong Kong Dollars) only unless otherwise agreed in writing by the Shareholders.

(c)	The provisions of clauses 12.4, 12.5 and clauses 12.7, 12.8 and 12.9 shall apply to such sale as nearly as may be as if the sale of Melco PBL Gaming Restricted Interest was a sale of Shares and with such modification as necessary to give effect to the intent of this clause. As used in this clause 12.l0, the term “Disposal” shall have the meaning set out in Attachment A, modified so that references in such definition to “Shares” shall be read as references to “class A shares of Melco PBL Gaming”.

(d)	A transferring Shareholder shall not vote on resolutions of the Company and the transferring Shareholder’s appointed Directors shall not vote nor shall they be required to be counted in the quorum on any matter for a decision of the Board concerning the exercise of the Company of its rights under this clause 12.10.

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13.	EVENTS OF DEFAULT

13.1	Events of Default

It is an Event of Default if:

(a)	Material breach:

(i)	a party (other than the Company) breaches a material obligation under this Deed;

(ii)	a Shareholder (other than the Company) gives written notice of the breach to the party in default and to the Company; and

(iii)	the party (other than the Company) in default does not remedy the breach within 30 days of the date of the notice;

(b)	Insolvency event: an Insolvency Event occurs in relation to a party (other than the Company);

(c)	Disposal of Shares: there is a Disposal of Shares by a Shareholder in breach of the Memorandum and Articles or this Deed;

(d)	Permitted Transferee: a Permitted Transferee fails to comply with its obligations under clause 12.1(c);

(e)	Failure to pay Call: a Shareholder fails to pay a Call within 5 days of receiving an Overdue Call Notice pursuant to clause 7.1;

(f)	Failure to maintain suitability: a Shareholder shall fail to maintain its suitability pursuant to the laws and regulations of Macau to own an interest in the share capital of Melco PBL Gaming; or

(g)	Change in control: unless prior approval is obtained from each of the parties (other than the Company) in writing to the proposed change:

(i)	in respect of MelcoSub or any MelcoSub Transferee to which MelcoSub has transferred Shares in accordance with clause 12.1(b), MelcoSub or the MelcoSub Transferee ceases to be a direct or indirect Wholly-Owned Subsidiary of Melco unless all the Shares are transferred to a Wholly-Owned Subsidiary of Melco in accordance with clause 12.1(c); or

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(ii)	in respect of PBLSub or any PBLSub Transferee to which PBLSub has transferred Shares in accordance with clause 12.1(b), PBLSub or the PBLSub Transferee ceases to be a direct or indirect Wholly-Owned Subsidiary of PBL unless all the Shares are transferred to a Wholly-Owned Subsidiary of PBL in accordance with clause 12.1(c).

13.2	Process on Event of Default

(a)	If an Event of Default occurs, the Non-Defaulting Shareholder may give the Defaulting Shareholder a notice (Default Notice) within 30 days of becoming aware of the Event of Default, requiring the appointment of the Independent Expert to determine the Fair Market Value of the Company in accordance with this clause 13.

(b)	A Default Notice must be given to the Defaulting Shareholder and the Company.

(c)	Within 5 Business Days after the Non-Defaulting Shareholder serves a Default Notice on the Defaulting Shareholder, the Shareholders must appoint an Independent Expert to determine the Fair Market Value of the Company (on the basis of the principles set out in Attachment C).

(d)	If the Shareholders cannot agree on the identity of the Independent Expert within the time period referred to in clause 13.2(c) above, either Shareholder may request the President of the Institute of Certified Public Accountants in Hong Kong to appoint the Independent Expert.

(e)	The Independent Expert will issue a certificate to both Shareholders specifying the Fair Market Value of the Company as soon as reasonably practicable but in any event within 30 days of its appointment (the Determination Date).

(f)	The parties must promptly provide all information and assistance reasonably requested by the Independent Expert.

(g)	The Fair Market Value per Share shall be the total aggregate amount of the Independent Expert’s valuation of the Company divided by the total aggregate number of Shares.

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(h)	Any valuation by the Independent Expert is conclusive and binding on the Shareholders in the absence of manifest error. The Independent Expert is appointed as an expert, not as an arbitrator. Each Shareholder shall be entitled to make representations to the Independent Expert as to the appropriate Fair Market Value of the Company.

(i)	The costs of the Independent Expert shall be borne by the Defaulting Shareholder.

(j)	The Defaulting Shareholder appoints the Non-Defaulting Shareholder as its attorney in accordance with clause 21 on default by it of performance of any of its obligations under this clause 13.

13.3	Put/Call Option

The Defaulting Shareholder grants to the Non-Defaulting Shareholder on the Determination Date:

(i)	a non-tradeable call option (the Call Option) exercisable for 120 days after the Determination Date to purchase all (and not some) of the Defaulting Shareholder’s Shares at a purchase price equal to 90% of the Fair Market Value of those Shares as of the Determination Date; and

(ii)	a non-tradeable put option (the Put Option) exercisable for 120 days after the Determination Date to sell all (and not some) of the Non-Defaulting Shareholder’s Shares to the Defaulting Shareholder at a purchase price equal to 110% of the Fair Market Value of those Shares, as of the Determination Date.

13.4	Transfer of Shares

(a)	Within 30 days of the exercise of the Call Option or the Put Option (as the case may be) the transferring Shareholder (the Transferor) must sell to the transferee Shareholder or its nominee (the Transferee) all of its Shares and the Transferee must purchase those Shares at the price determined under clause 13.2.

(b)	The Transferor will warrant in favour of the Transferee, such warranty to be set out in the relevant share transfer forms transferring the Shares, that the Transferor transfers to the Transferee clear and unencumbered legal title to and beneficial ownership of the Shares being transferred (the Transfer Securities), free of any Security Interests or third party rights.

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(c)	The purchase price payable for the Transfer Securities is payable in Immediately Available Funds on the closing of the purchase and sale, which must take place on the day which is 15 Business Days after the date of exercise of the Call Option or the Put Option (as the case may be).

(d)	At the closing of the purchase and sale, the Transferor must deliver to the Transferee:

(i)	the share certificates (or an appropriate indemnity in lieu of delivery of such share certificates) and executed share transfer forms for the Transfer Securities;

(ii)	a written resignation from each Director of the Company appointed by the Transferor as the Transferor’s nominees on the board of directors of any Group Companies; and

(iii)	a duly executed notice appointing the Transferee as the Transferor’s proxy in respect of the Transfer Securities until such time as those Shares are registered in the name of the Transferee.

13.5	Consents

If any consents are required from any third party or Government Agency in connection with the transfer of Shares under this clause 13 (not arising from the status or circumstances of the transferor), then each party must use its best endeavours to ensure that such consents are obtained in a timely manner and any time periods for the purchase of Shares referred to in this clause 13 will be extended by such period as necessary to obtain such consents (not to exceed 30 days in any event). At the expiry of such period if any required consent has not been obtained then the transfer shall not be completed unless the Non-Defaulting Shareholder shall elect to complete the sale or, as the case may be, the purchase, by a written notice delivered to the Company and the Defaulting Shareholder not later than the next Business Day following the expiry of such period and shall deliver to each of the Company and the Defaulting Shareholder, a full indemnity reasonably satisfactory to the Company and Defaulting Shareholder for any claim, loss or liability which the Company and the Defaulting Shareholder may suffer or incur as a result of the failure to obtain a required consent for the transfer of Shares Provided that no transfer shall be effected if such transfer of Shares would result in a breach of any law by the transferee or the Company, a breach of the Subconcession or a transferee who is not suitable with regard to applicable laws and regulations of Macau S.A.R. and the terms of the Subconcession, to hold an interest in the share capital of Melco PBL Gaming or result in any material adverse circumstance occurring under law affecting the Company.

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13.6	Other remedies

If a Shareholder does not give a Default Notice, it (and/or its Affiliates) may bring a claim for equitable or legal remedies as it deems appropriate. If a Shareholder does give a Default Notice and proceeds to purchase the Defaulting Shareholder’s Shares or sell its Shares to the Defaulting Shareholder then that will be its (and its Affiliates) sole remedy for the relevant Event of Default but without prejudice to such Shareholder’s rights in respect of any other Event of Default (unless taken into account in the determination of Fair Market Value).

13.7	Deed no longer applies

Once a party and its Permitted Transferees is no longer a Shareholder, that party (and its parent company guarantor) have no further rights or obligations under this Deed except under:

(a)	clause 11 (Confidentiality);

(b)	clause 23.2 (Costs and expenses); and

(c)	a right of action or claim of or against that party which arose while the party was a Shareholder (or guarantor (as the case may be)).

For the avoidance of doubt, the terms of this clause 13.7 apply to this Deed as a whole and not only to clause 13.

14.	EXCLUSIVITY

14.1	Exclusivity

Subject to clauses 14.2 and 15 and the Memorandum of Agreement, each of Melco and PBL must not (and must ensure that their respective Affiliates and Major Shareholders do not), during the term of this Deed, other than through the Group, directly or indirectly carry on an Exclusive Business in the Territory or acquire or hold an Interest in any Person who carries on an Exclusive Business in the Territory.

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14.2	Exceptions to Exclusivity

Notwithstanding clause 14.1, PBL and Melco and their respective Affiliates and Major Shareholders may, separate and apart from the Group:

(a)	acquire and hold (in aggregate) up to 5% of the Voting Securities in any public company (which is engaged or involved in an Exclusive Business in the Territory) the shares of which are quoted on a Stock Exchange; and

(b)	engage in any activity which would otherwise contravene clause 14.1 if it obtains the prior written consent of the other parties.

14.3	Injunctive Relief Period

The parties acknowledge that damages will not be an adequate remedy for any breach of clause 14.1 and as such, the Company, MelcoSub, Melco, PBLSub or PBL respectively are entitled to obtain an injunction against the breaching party to restrain and prevent such breach.

14.4	Cure Period

(a)	Notwithstanding clause 14.3, a breach of clause 14.1 shall not be treated as an Event of Default by Melco, or, as the case may be, PBL, for the purposes of clause 13 PROVIDED that the relevant matter is:

(i)	the acquisition (by purchase, merger or otherwise), of an Interest in a Person who is or whose Affiliates are, engaged or involved in an Exclusive Business in the Territory;

(ii)	that the Exclusive Business in the Territory is not the main undertaking of that Person and its Affiliates; and

(iii)	the dominant purpose of the acquisition is not that of acquiring an Interest in an Exclusive Business, and the party in potential breach cures the breach within the time provided in clause 14.4(b).

(b)	On notification of a breach or on becoming aware of a breach of clause 14.1 which is within clause 14.4(a), PBL or, as the case may be, Melco (and, if applicable, their respective Affiliates or Major Shareholders) who has acquired an Interest in a Person carrying on an Exclusive Business in the Territory shall take steps to cure the breach by ceasing to hold an Interest in any Person carrying on an Exclusive Business in the Territory (whether by disposing of that Interest or that Person ceasing to carry on the Exclusive Business in the Territory) within 6 months of the date of notification or becoming aware of the breach.

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(c)	A party shall not be entitled to make a demand under clause 16 or, as the case may be, clause 17, in respect of a breach of clause 14.1 which is within clause 14.4(a) or claim a Dispute under clause 19 in respect of such matter unless PBL or Melco, as the case may be (and, if relevant, their respective Affiliates and/or Major Shareholders) shall fail to cure the breach of clause 14.1 in the manner and timeframe specified in clause 14.4(b) above.

15.	JOINT VENTURES IN THE TERRITORY

15.1	Melco PBL Gaming

The parties agree that any Gaming Venture established in Macau S.A.R. shall be carried on by or through Melco PBL Gaming pursuant to the terms of the Subconcession.

16.	MELCO GUARANTEE, INDEMNITY AND UNDERTAKING

16.1	Guarantee

(a)	Melco unconditionally and irrevocably guarantees to PBLSub the performance of MelcoSub’s obligations under this Deed.

(b)	If MelcoSub fails to perform or observe its obligations under this Deed in full and on time, Melco must immediately on demand from PBLSub perform such obligation (or procure the performance or observance by MelcoSub of its obligations) so that the same benefit shall be received by or conferred on PBLSub as it would have received or enjoyed if such obligations had been duly performed or observed by MelcoSub under this Deed.

16.2	Indemnity

Melco hereby indemnifies PBLSub against any claim, loss, liability, cost or expense which PBLSub suffers or incurs in relation to the failure of Melco or MelcoSub to perform an obligation under this Deed or the failure of Melco to cause MelcoSub to perform an obligation under this Deed.

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16.3	Extent of guarantee and indemnity

This clause 16 applies and the obligations of Melco under clause 16 shall remain in full force and effect so long as Melco and MelcoSub have obligations to PBLSub or PBL and notwithstanding any act, omission, neglect or default of PBLSub or PBL or other person or any other event or matter whatsoever and, without limitation on the foregoing, shall not be impaired, discharged or effected by:

(a)	the extent of MelcoSub’s other obligations under this Deed;

(b)	an amendment of this Deed in accordance with the terms hereof or waiver or departure from these terms;

(c)	an Insolvency Event affecting any person or the death of any person;

(d)	a change in the constitution, membership, or partnership of any person;

(e)	anything which would have discharged MelcoSub (wholly or partly) or which would have afforded MelcoSub any legal or equitable defence;

(f)	any release of or granting of time or any other indulgence to MelcoSub; or

(g)	the occurrence of any other thing which might otherwise release, discharge render void or unenforceable or otherwise affect the obligations commitments and undertaking of Melco under this Deed.

16.4	Principal and independent obligation

(a)	The guarantee under this clause 16 is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security Interest or guarantee or other document or agreement which PBLSub may hold concerning any obligation of MelcoSub.

(b)	PBLSub may enforce this clause 16 against Melco:

(i)	without first having to resort to any other guarantee or Security Interest or other agreement; and

(ii)	whether or not it has first given notice, made a demand or taken steps against MelcoSub or any other person.

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16.5	No competition

(a)	Subject to clause 16.5(b), Melco must not, either directly or indirectly, prove in, claim or receive the benefit of a distribution, dividend or payment from an Insolvency Event affecting MelcoSub until the obligations of MelcoSub under this Deed to PBLSub and PBL have been fully performed or satisfied and the guarantee has been finally discharged.

(b)	If required by PBLSub, Melco must prove in a liquidation of MelcoSub or otherwise participate in another Insolvency Event of MelcoSub for amounts owed to Melco.

(c)	Melco must hold in trust for PBLSub, amounts recovered by Melco from an Insolvency Event or under a Security Interest from MelcoSub to the extent of the unsatisfied liability of Melco under this clause 16.

16.6	Continuing guarantee and indemnity

The guarantee under this clause 16 is a continuing obligation of Melco, despite a settlement of account or the occurrence of any other thing, and remains fully effective until:

(a)	the obligations of MelcoSub under this Deed have been performed; and

(b)	the guarantee in clause 16 has been finally discharged by PBLSub.

17.	PBL GUARANTEE, INDEMNITY AND UNDERTAKING

17.1	Guarantee

(a)	PBL unconditionally and irrevocably guarantees to MelcoSub the performance of PBLSub’s obligations under this Deed.

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(b)	If PBLSub fails to perform or observe its obligations under this Deed in full and on time, PBL must immediately on demand from MelcoSub perform such obligation (or procure the performance or observance by PBLSub of its obligations) so that the same benefit shall be received by or conferred on MelcoSub as it would have received or enjoyed if such obligations had been duly performed or observed by PBLSub under this Deed.

17.2	Indemnity

PBL hereby indemnifies MelcoSub against any claim, loss, liability, cost or expense which MelcoSub suffers or incurs in relation to the failure of PBL or PBLSub to perform an obligation under this Deed or the failure of PBL to cause PBLSub to perform an obligation under this Deed.

17.3	Extent of guarantee and indemnity

This clause 17 applies and the obligations of PBL under clause 17 shall remain in full force and effect so long as PBL and PBLSub have obligations to Melco or MelcoSub and notwithstanding any act, omission, neglect or default of Melco or MelcoSub or other person or any other event or matter whatsoever and, without limitation on the foregoing, shall not be impaired discharged or effected by:

(a)	the extent of PBLSub’s other obligations under this Deed;

(b)	an amendment of this Deed in accordance with the terms hereof or waiver or departure from those terms;

(c)	an Insolvency Event affecting any person or the death of any person;

(d)	a change in the constitution, membership, or partnership of any person;

(e)	anything which would have discharged PBLSub (wholly or partly) or which would have afforded PBLSub any legal or equitable defence;

(f)	any release of or granting of time or any other indulgence to PBLSub; or

(g)	the occurrence of any other thing which might otherwise release, discharge render void or unenforceable or otherwise affect the obligations commitments and undertaking of PBL under this Deed.

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17.4	Principal and independent obligation

(a)	The guarantee under this clause 17 is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security Interest or guarantee or other document or deed which MelcoSub may hold concerning any obligation of PBLSub.

(b)	MelcoSub may enforce this clause 17 against PBL:

(i)	without first having to resort to any other guarantee or Security Interest or other deed; and

(ii)	whether or not it has first given notice, made a demand or taken steps against PBLSub or any other person.

17.5	No competition

(a)	Subject to clause 17.5(b), PBL must not, either directly or indirectly, prove in, claim or receive the benefit of a distribution, dividend or payment from an Insolvency Event affecting PBLSub until the obligations of PBLSub under this Deed to Melco and MelcoSub have been fully performed or satisfied and the guarantee has been finally discharged.

(b)	If required by MelcoSub, PBL must prove in a liquidation of PBLSub or otherwise participate in another Insolvency Event of PBLSub for amounts owed to PBL.

(c)	PBL must hold in trust for MelcoSub, amounts recovered by PBL from an Insolvency Event or under a Security Interest from PBLSub to the extent of the unsatisfied liability of PBL under this clause 17.

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17.6	Continuing guarantee and indemnity

The guarantee under this clause 17 is a continuing obligation of PBL, despite a settlement of account or the occurrence of any other thing, and remains fully effective until:

(a)	the obligations of PBLSub under this Deed have been performed; and

(b)	the guarantee in this clause 17 has been finally discharged by MelcoSub.

18.	NOTICE FROM A REGULATORY AUTHORITY

18.1	Notice to a PBL Group Company from a Regulatory Authority

In the event that:

(a)	a Regulatory Authority directs PBL, PBLSub or any other PBL Group Company in writing to terminate any Definitive Document or otherwise end its relationship with:

(i)	any Melco Group Company or Affiliates or Related Parties of a Melco Group Company; or

(ii)	any Group Company; or

(iii)	any person that has a (direct or indirect) contractual or other relationship (including, for the avoidance of doubt, any shareholding relationship or directorship) with any Melco Group Company or Group Company; or

(b)	a Regulatory Authority makes any decision, which is communicated to PBL, PBLSub or any other PBL Group Company, which would have, or which (in the reasonable opinion of PBL) would be likely to have, a material adverse effect on any of the rights or benefits of PBL, PBLSub or any other PBL Group Company either under any of the Definitive Documents or in respect of any other business carried on by PBL in respect of which the Regulatory Authority has or purports to have authority,

(both, a PBL Regulatory Notice)

then, notwithstanding clause 12.2, PBLSub may serve a Notice of Sale on the Other Shareholder. The Notice of Sale shall be in respect of all but not some only of its Shares unless the relevant Regulatory Authority requires a disposal of some only of its Shares to satisfy the Regulatory Authority or, as the case may be, to avoid a possible material adverse effect, directly or indirectly, from the PBL Regulatory Notice. Where the Regulatory Authority requires the sale of some only of the Shares, PBLSub may, at its discretion, serve a Notice of Sale in respect of all of its Shares or some only of its Shares in accordance with the requirements of the Regulatory Authority. Clause 12 shall apply to a Notice of Sale permitted under this clause 18.1 and the sale by PBLSub of its Shares in the Company, and clause 12.2, clause 12.5(b) and clause 12.6 shall not apply to such sale.

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18.2	Notice to a Melco Group Company from a Regulatory Authority

In the event that:

(a)	a Regulatory Authority directs Melco, MelcoSub or any other Melco Group Company in writing to terminate any Definitive Document or otherwise end its relationship with:

(i)	any PBL Group Company or Affiliates or Related Parties of a PBL Group Company; or

(ii)	any other Group Company; or

(iii)	any person that has a (direct or indirect) contractual or other relationship (including, for the avoidance of doubt, any shareholding relationship or directorship) with any PBL Group Company or Group Company; or

(b)	a Regulatory Authority makes any decision, which is communicated to Melco, MelcoSub or any other Melco Group Company, which would have, or which (in the reasonable opinion of Melco) would be likely to have, a material adverse effect on any of the rights or benefits of Melco, MelcoSub or any other Melco Group Company either under any of the Definitive Documents or in respect of any other business carried on by Melco in respect of which the Regulatory Authority has or purports to have authority,

(both, a Melco Regulatory Notice)

then, notwithstanding clause 12.2, MelcoSub may serve a Notice of Sale on the Other Shareholder. The Notice of Sale shall be in respect of all but not some only of MelcoSub’s Shares unless the relevant Regulatory Authority requires a disposal of some only of its Shares to satisfy the Regulatory Authority or, as the case may be, to avoid a possible material adverse effect, directly or indirectly, from the Melco Regulatory Notice. Where the Regulatory Authority requires the sale of some only of the Shares, MelcoSub may, at its discretion, serve a Notice of Sale in respect of all of its Shares, or some only of its Shares in accordance with the requirements of the Regulatory Authority. Clause 12 shall apply to a Notice of Sale permitted under this clause 18.2 and the sale by MelcoSub of its Shares in the Company except for clause 12.2 and clause 12.5(b) which shall not apply to such sale.

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18.3	Appointment as Attorney

MelcoSub and PBLSub respectively irrevocably appoint the other as its attorney in accordance with the provision of clause 21 on default by it of the performance of any of its obligations under this clause 18 and such appointment shall be deemed secured by a proprietary interest.

18.4	Adverse Regulatory Finding

Each party agrees that to the extent that any director or executive of such party or, as relevant, any director or executive of a Melco Group Company or of a PBL Group Company or a shareholder of such a party or such company, is subject to an adverse finding of a Regulatory Authority then the relevant party will use their best endeavours to cause the removal of such director or executive from their position or, as the case may be, to cause the disposal by such shareholder of its interests in such party or company.

19.	DISPUTE RESOLUTION

(a)	A party must not commence court proceedings about any Dispute unless it first complies with this clause 19.

(b)	A party claiming that a Dispute has arisen must notify each other party giving details of the Dispute.

(c)	Each party to the Dispute must seek to resolve the Dispute within 5 Business Days of receiving notice of the Dispute or a longer period agreed by the parties to the Dispute.

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(d)	If the parties do not resolve the Dispute under and within the time period referred to in clause 19(c), the chief executive officer of each Shareholder (or a person occupying a similar senior position if such an office is not in existence at the time) must seek to resolve the Dispute for a period of up to 15 Business Days after the end of the period referred to in clause 19(c).

(e)	Nothing in this clause 19 will prejudice the right of a party to seek urgent injunctive or declaratory relief in respect of a Dispute.

20.	RELATIONSHIP BETWEEN PARTIES

This Deed does not create a relationship of employment, agency or partnership between the parties.

21.	POWERS OF ATTORNEY

Each appointment of an attorney by a Shareholder (the Appointer) under clauses 12.4(f), 13.2(j) or 18.3 is made on the following terms:

(a)	the Appointer irrevocably appoints the other Shareholder (the Donee) as its attorney to complete and execute (under hand or under seal) such instruments for and on its behalf necessary to give effect to any of the transactions contemplated by clauses 12, 13 or 18 (as necessary), such appointment being given to secure a proprietary interest of the Donee;

(b)	the Appointer agrees to ratify and confirm whatever the Donee lawfully does, or causes to be done, under the appointment;

(c)	the Appointer agrees to indemnify the Donee against all claims, demands, costs, charges, expenses, outgoings, losses and liabilities arising in any way in connection with the lawful exercise of all or any of the Donee’s powers and authorities under that appointment; and

(d)	the Appointer agrees to deliver to the Company on demand any power of attorney, instrument of transfer or other instruments as the Company may require for the purposes of any of the transactions contemplated by clauses 12, 13 or 18.

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22.	WARRANTIES

Each party severally warrants to the other parties that:

(a)	Authority: it has taken all necessary action to authorise the signing, delivery and performance of this Deed and the documents required under this Deed in accordance with their respective terms;

(b)	Power to enter into this Deed: it has power to enter into this Deed and perform its obligations under it and can do so without the consent of any other person;

(c)	No breach: the signing and delivery of this Deed and the performance by it of its obligations under it complies with:

(i)	each applicable law and authorisation;

(ii)	its constitution or constituent documents, as applicable; and

(iii)	each Security Interest binding on it;

(d)	binding: this Deed constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(e)	no actions: there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it which may have a material adverse effect on its ability to perform its obligations under this Deed.

23.	TAX, COSTS AND EXPENSES

23.1	Tax

The Company must pay any stamp duty which arises from the execution of this Deed and each agreement or document entered into or signed under this Deed.

23.2	Costs and expenses

Each party must pay its own costs and expenses of negotiating, preparing, signing, delivering, stamping and registering this Deed and any other agreement or document entered into or signed under this Deed.

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23.3	Costs of performance

A party must bear the costs and expenses of performing its obligations under this Deed, unless otherwise provided in this Deed.

24.	GENERAL

24.1	Notices

(a)	Any notice or other communication given under this Deed including, but not limited to, a request, demand, consent or approval, to or by a party to this Deed:

(i)	must be in legible writing and in English;

(ii)	must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies the other under this clause 24:

A.	if to Melco

Address:	38th Floor, The Centrium, 60 Wyndham Street, Hong Kong

Attention:	Managing Director

Facsimile:	+852 3162 3579

with a copy to the Company Secretary at the same address.

B.	if to MelcoSub

Address:	38th Floor, The Centrium, 60 Wyndham Street, Hong Kong

Attention:	Managing Director/Company Secretary

Facsimile:	+852 3162 3579

with a copy to Melco at the address set out for it in this clause.

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C.	if to the Company

Address:	Walker House, Mary Street, PO Box 908GT, George Town
Grand Cayman

CAYMAN ISLANDS

Attention:	The Directors

Facsimile:	+345 945 4757

with a copy to each of Melco and PBL at the addresses set out for them in this clause.

D.	if to PBLSub:

Address:	Walker House, Mary Street, PO Box 908GT, George Town
Grand Cayman
CAYMAN ISLANDS

Attention:	The Directors

Facsimile:	+345 945 4757

with a copy to PBL at the address set out for it in this clause.

E.	if to PBL:

Address:	Level 2, 54 Park Street, Sydney NSW 2000

Attention:	Company Secretary

Facsimile:	+61 2 9282 8828

(iii)	must be signed by an authorised signatory or under the common seal of a sender which is a body corporate; and

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(iv)	is deemed to be received by the addressee in accordance with clause 24.1(b).

(b)	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received.

(i)	if sent by hand, when delivered to the addressee;

(ii)	if by post, 5 Business Days from and including the date of postage; or

(iii)	if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent confirming that the facsimile has been successfully transmitted, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day.

(c)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under clause 24.1(b)(iii) and informs the sender that it is not legible.

(d)	In this clause a reference to an addressee includes a reference to an addressee’s Officers, agents or employees or a person reasonably believed by the sender to be an Officer, agent or employee of the addressee.

24.2	Governing law

The laws of Hong Kong govern this Deed.

24.3	Jurisdiction

Each party irrevocably and unconditionally:

(a)	submits to the exclusive jurisdiction of the courts of, or exercising jurisdiction in, Hong Kong; and

(b)	waives any:

(i)	claim or objection based on absence of jurisdiction or inconvenient forum in respect of the jurisdiction of the Hong Kong courts; and

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(ii)	immunity in relation to this Deed in any jurisdiction for any reason.

PBL and PBLSub hereby appoint Lovells of 23/F Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong (Attn: Tim Fletcher, Partner Fax number +852 2219 0222) as their agent for service of process in Hong Kong.

The Company hereby appoints Melco as its agent for service of process in Hong Kong (at the address set out in clause 24.1).

MelcoSub hereby appoints Melco as its agent for service of process in Hong Kong (at the address set out in clause 24.1).

24.4	Invalidity

(a)	If a provision of this Deed, or a right or remedy of a party under this Deed is invalid or unenforceable in a particular jurisdiction:

(i)	it is to be read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)	the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction shall not be affected.

(b)	This clause 24.4 is not limited by any other provision of this Deed in relation to severability, invalidity or unenforceability.

24.5	Amendments and Waivers

(a)	This Deed may be amended only by a written document signed by the parties provided that there is no obligation to seek a party’s agreement to an amendment when that party is no longer a Shareholder.

(b)	A waiver of a provision of this Deed or a right or remedy arising under this Deed, including this clause 24.5, must be in writing and signed by the party granting the waiver.

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(c)	A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

(e)	A waiver is only effective in the specific instance and for the specific purpose for which it is given.

24.6	Cumulative rights

The rights and remedies of a party under this Deed do not exclude any other right or remedy provided by law.

24.7	Payments

A payment which is required to be made under this Deed must be in cash or by bank cheque or in other immediately available funds and in US dollars.

24.8	Further assurances

Each party must do all lawful things within its power that are necessary to give full effect to this Deed and the transactions contemplated by this Deed.

24.9	Entire agreement

This Deed supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties, including, for the avoidance of doubt, the original shareholders deed dated 8 March 2005 between the parties which is cancelled and superseded by this Deed as at the date hereof, the Memorandum of Agreement and the Supplemental Deed.

24.10	Third party rights

Only the parties to this Deed have or are intended to have a right or remedy under this Deed or obtain a benefit under it.

24.11	Legal Advice

Each party acknowledges that it has received legal advice about this Deed or has had the opportunity of receiving legal advice about this Deed.

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24.12	No Assignment

A party may not assign this Deed or otherwise transfer the benefit of this Deed or a right or remedy under it, without the prior written consent of the other parties.

24.13	Conflict with Memorandum and Articles of Association

(a)	As between the Shareholders and parties other than the Company, this Deed prevails if there is any inconsistency between this Deed and the Memorandum and Articles.

(b)	The Shareholders must take all necessary steps to amend a provision of the Memorandum and Articles which is inconsistent with this Deed if another party requests it to do so in writing.

24.14	Counterparts

This Deed may be executed in any number of counterparts, all of which constitute one deed.

24.15	Effective Date

This Deed shall be deemed to take effect on 18 October 2006.

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SIGNED AS A DEED
by MELCO LEISURE AND
ENTERTAINMENT GROUP LIMITED by:

/s/	/s/
Signature of Director	Signature of Director/Secretary

Ho, Lawrence Yau Lung	Tsui Che Yin, Frank
Name of Director (print)	Name of Director/Secretary (print)

SEALED with the Common Seal of MELCO INTERNATIONAL DEVELOPMENT LIMITED and SIGNED by:

[Company Seal]

/s/	/s/
Signature of Director	Signature of Director/Secretary

Ho, Lawrence Yau Lung	Tsui Che Yin, Frank
Name of Director (print)	Name of Director/Secretary (print)

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SIGNED AS A DEED
by PBL ASIA INVESTMENTS LIMITED by:

/s/	/s/
Signature of Director	Signature of Director

Geoff Kleemann	Anthony Klok
Name of Director (print)	Name of Director (print)

SIGNED AS A DEED
PUBLISHING AND BROADCASTING LIMITED by:

/s/	/s/
Signature of Director	Signature of Company Secretary

John Alexander	Guy Jalland
Name of Director (print)	Name of Company Secretary (print)

SIGNED AS A DEED by MELCO PBL ENTERTAINMENT (MACAU) LIMITED by:

/s/	/s/
Signature of Attorney	Signature of Witness

Ho, Lawrence Yau Lung	Kwok Ching Kau
Name of Attorney (print)	Name of Witness (print)

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ATTACHMENT A

DICTIONARY

Part 1 – Definitions

In this Deed:

Acceptance Period means the period of 15 Business Days after receipt of a Notice of Sale.

Accepting Shareholder means a Shareholder who has offered to acquire any Sale Shares under clause 12.4(a).

Accounting Standards means generally accepted and consistently applied principles and practices in Hong Kong (or, in the case of a foreign company, in the jurisdiction of the foreign company).

Affiliate means:

(a)	in respect of MelcoSub, Melco and any Person which is directly or indirectly Controlled by Melco;

(b)	in respect of PBLSub, PBL and any Person which is directly or indirectly Controlled by PBL; and

(c)	in respect of any other Person, any further Person which is directly or indirectly Controlled by such Person.

Appointer has the meaning set out in clause 21.

Auditor means the auditor of the Company from time to time.

Board means the Board of Directors of the Company from time to time.

Budget means, in respect of the Group, the budget for carrying on the business of the Company and Group Companies during a Financial Year.

Business Day means a day on which banks are open for business in Hong Kong, excluding a Saturday, Sunday or public holiday.

Business Plan means, in respect of the Group, a detailed business plan for carrying on the business of the Company and Group Companies during a Financial Year.

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Call has the meaning set out in clause 7.1.

Call Option has the meaning set out in clause 13.3.

Chairperson means the chairperson of the Board from time to time appointed under clause 3.4.

Chief Executive Officer means the chief executive officer of the Company from time to time.

Chief Financial Officer means the chief financial officer of the Company from time to time.

Class A Shares means the Class A ordinary shares of US$0.01 each in the capital of the Company which have the specific rights set out in the Memorandum and Articles.

Class B Shares means the Class B ordinary shares of US$0.01 each in the capital of the Company which have the specific rights set out in the Memorandum and Articles.

Company Bank Account means a bank account established and operated by the Company.

Confidential Information means any information arising out of or in relation to the provisions of this Deed, the Subscription Agreement or information about the business of the Company or the Group, or about the Company or a Group Company or a party to this Deed in connection with this Deed, but excluding any information which is in the public domain otherwise than as a result of the wrongful disclosure by any party.

Control (including the terms controlled by and under common control with) means, in relation to any Person, the ability of any other Person or group of Persons, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of more than 50% of the outstanding Voting Securities of such Person, as trustee or executor, by contract or credit arrangement or otherwise.

Cost means all monies (including, but not limited to all capital (loan plus equity)) contributed by a Shareholder or its Affiliates or Major Shareholders to a Proposed Business from the date of commencement of its involvement or participation in such Proposed Business, as confirmed by independent audit.

CPH means Consolidated Press Holdings Limited of Level 3, 54 Park Street, Sydney, NSW 2000.

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Crown Macau Hotel means Melco PBL Hotel (Crown Macau) Limited.

Crown Macau Hotel/Casino Business means the business of building, owning and operating a five star hotel in Macau to be carried on by Great Wonders and Crown Macau Hotel with a casino and an electronic gaming lounge to be named “Crown Macau” to be operated by Melco PBL Gaming.

Deed means, this shareholders deed as restated and amended entered into between the parties as of                                          2006.

Default Notice has the meaning set out in clause 13.2.

Defaulting Shareholder means a Shareholder who is in default under clause 13.1 or, if the party in default is PBL, then PBLSub and if the party is default is Melco, then MelcoSub.

Definitive Document means:

(a)	this Deed;

(b)	the Subscription Agreement; and

(c)	any other agreement between a PBL Group Company and Melco or any of its Affiliates or any Group Company.

Determination Date has the meaning set out in clause 13.2(e).

Director means a director of the Company from time to time.

Dispose means to sell, transfer, assign, declare oneself a trustee of or part with the benefit of or otherwise dispose of any Share (or any beneficial or other interest in it or any part of it) including, without limitation, to enter into a transaction in relation to the Share (or any interest in the Share) which results in a person other than the registered holder of the Share:

(a)	acquiring or having any equitable or beneficial interest in the Share, including, without limitation, an equitable interest arising under a declaration of trust, an agreement for sale and purchase or an option agreement or an agreement creating a charge or other Security Interest over the Share; or

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(b)	acquiring or having any right to receive directly or indirectly any dividends or other distribution or proceeds of disposal payable in respect of the Share or any right to receive an amount calculated by reference to any of them; or

(c)	acquiring or having any rights of pre-emption, first refusal or other direct or indirect control over the disposal of the Share; or

(d)	acquiring or having any rights of direct or indirect control over the exercise of any voting rights or rights to appoint Directors attaching to the Share; or

(e)	otherwise acquiring or having legal or equitable rights against the registered holder of the Share (or against a person who directly or indirectly controls the affairs of the registered holder of the Shares) which have the effect of placing the other person in substantially the same position as if the person had acquired a legal or equitable interest in the Share itself;

but excludes a transfer permitted by this Deed and excludes the creation of a Security Interest and “Disposal” shall be construed accordingly.

Dispute means any dispute:

(a)	concerning the interpretation of this Deed or the performance, observance exercise or enjoyment of rights and benefits and obligations arising out of this Deed; or

(b)	concerning any matter requiring unanimous affirmative approval of the Shareholders.

Dollars, US$ means the lawful currency of the United States of America.

Donee has the meaning set out in clause 21.

Event of Default has the meaning set out in clause 13.1.

Exclusive Business means a business of owning, operating or managing:

(a)	a casino; or

(b)	a gaming slots business; or

(c)	a hotel with a casino.

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Fair Market Value means the value determined for the purposes of clause 13.

Financial Year means:

(a)	the period from 8 March 2005 to 31 December 2005 (the Initial Financial Year); and

(b)	the period consisting of each 12 month period during which the Company subsists following the Initial Financial Year.

Financing Arrangements means the documentation for the financing of the Gaming Venture “City of Dreams” and other Gaming Ventures of the Group.

Gaming Ventures has the meaning set out in Recital B.

Government Agency means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

Grantee has the meaning set out in clause 15.4(b).

Grantor has the meaning set out in clause 15.4(b).

Greater China region means The People’s Republic of China, Hong Kong S.A.R., Macau S.A.R. and Taiwan.

Great Wonders means Great Wonders, Investments, Limited (a company incorporated in Macau) of Hotel Lisboa Old Wing, Avenida de Lisboa, Macau.

Group means each of the Group Companies and any other company which is a Subsidiary of any of the Group Companies.

Group Company means the Company and any Subsidiary of the Company from time to time. The Group Companies at the date of this Deed which are operating companies are:

(a)	Melco PBL Holdings Limited;

(b)	Melco PBL International;

(c)	Melco PBL Entertainment;

(d)	Great Wonders;

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(e)	Mocha Cafe;

(f)	Melco Hotels;

(g)	Always Prosper Investments Limited;

(h)	Melco PBL (Macau Peninsula) Limited;

(i)	Melco PBL Investments Limited;

(j)	Melco PBL Hotel (Crown Macau) Limited;

(k)	Melco PBL Gaming;

(l)	Mocha Slot Management;

(m)	Mocha Slot Group; and

(n)	further companies incorporated from time to time as Subsidiaries of Melco PBL Entertainment (Macau) Limited at the direction of the Board for the purposes of the joint venture.

Hong Kong S.A.R. means the Hong Kong Special Administrative Region of The People’s Republic of China.

Immediately Available Funds means cash, bank cheque of a bank licensed in Hong Kong or electronic transfer.

Independent Expert means an independent accounting firm of international standing.

Insolvency Event means, in respect of any company, that such company has been dissolved, is unable to meet its debts as they fall due, has become insolvent or gone into liquidation (unless such liquidation is for the purposes of a solvent reconstruction or amalgamation), entered into administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors (other than a scheme of arrangement in respect of any company that is able to meet its debts as and when they fall due and is not otherwise insolvent), any analogous or similar procedure in any jurisdiction other than Hong Kong or any form of procedure relating to insolvency or dissolution in any jurisdiction, but does not include a voluntary restructure in circumstances where the relevant company is able to meet its debts as and when they fall due and is not otherwise insolvent.

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Interest means an interest including any equity interest or synthetic equity interest.

Investment Plan means the investment plan set out in the Annex to the Subconcession.

Listing Rules means the listing rules of a Stock Exchange.

Macau Gaming Business means the Mocha Business, the Crown Macau Hotel / Casino Business and the business of Melco Hotels and such other gaming business carried on by the Group in Macau S.A.R..

Macau S.A.R. means the Macau Special Administrative Region of The People’s Republic of China.

Major Shareholders means:

(a)	in the case of PBL, James Packer, CPH and any Person James Packer and/or CPH Controls; and

(b)	in the case of Melco, Lawrence Yau Lung Ho and any Person he Controls.

Managing Director means the individual for the time being appointed with the approval of the Macau Government as managing director and holding, by way of qualification 10% of the issued shares of Melco PBL Gaming.

Maximum Capital Contribution Amount means the maximum amount required to be contributed by each Shareholder in any Financial Year as agreed in a Budget or Business Plan (as amended in accordance with this Deed) (being the amount equal to their Proportionate Share of the cost required to fund the Business Plan or Budget for the relevant Financial Year).

Melco PBL Entertainment means Melco PBL Entertainment (Greater China) Limited a company incorporated in the Cayman Islands of Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands.

Melco Group Company means Melco and any entity Controlled by Melco.

Melco Hotels means Melco Hotels and Resorts (Macau) Limited (a company incorporated in Macau) of Avenida Xian Xing Hai, Edificio Zhu Kuan, 19° andar, I-J em Macau.

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Melco PBL Gaming, means “Melco PBL Gaming (Macau), Limited” in English, a company incorporated under the laws of Macau to enter into the Subconcession as referred to in Recital D.

Melco PBL Gaming Restricted Interest means the registered interest of PBL Asia Limited in 1,800,000 class A shares of Melco PBL Gaming.

Melco PBL Gaming Shareholders Agreement means the Shareholders Agreement dated as of 22 November 2006 and entered into between the Managing Director, PBL Asia Limited, Melco PBL Investments Limited and Melco PBL Gaming in relation to the affairs of Melco PBL Gaming (as the same may be amended and supplemented from time to time in accordance with the terms thereof).

Melco PBL International means Melco PBL International Limited a company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands.

Melco Regulatory Notice has the meaning set out in clause 18.2.

MelcoSub Director means a Director appointed by MelcoSub in accordance with clause 3.2.

MelcoSub Transferee means a Wholly-Owned Subsidiary of MelcoSub or Melco.

Memorandum and Articles means the Memorandum and Articles of Association of the Company as approved by the Shareholders from time to time.

Memorandum of Agreement means the memorandum of agreement dated 5 March 2006 as amended or supplemented from time to time and made between PBL and Melco.

Mocha Business means the electronic gaming machine lounge business in Macau carried on under the name “Mocha Slot Lounge”.

Mocha Cafe means Mocha Cafe Limited (a company incorporated under the laws of Macau) of Avenida Xian Xing Hai, Edificio Zhu Kuan, 19° andar, I-J em Macau (a company wholly owned by Mocha Slot Group).

Mocha Slot Group means Mocha Slot Group Limited (a company incorporated under the laws of the British Virgin Islands) of Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

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Mocha Slot Management means Mocha Slot Management Limited a company incorporated under the laws of Macau of Estrada da Vitoria, no 2 a 4, Hotel Royal, Macau S.A.R. (a wholly owned subsidiary of Mocha Slot Group).

Non-Defaulting Shareholder means a Shareholder who has served a Default Notice.

Notice of Sale means a notice of sale of Shares given in accordance with, and complying with the provisions of, clause 12.

Officer means, in relation to a body corporate, a director or secretary of that body corporate.

Original Execution Date has the meaning set out in clause 12.2.

Overdue Call Notice has the meaning set out in clause 7.1.

Other Shareholder means, in relation to a Notice of Sale, the Shareholder other than the Shareholder which has issued that Notice of Sale.

PBL Group Company means PBL and any entity Controlled by PBL.

PBL Regulatory Notice has the meaning set out in clause 18.1.

PBLSub Director means a Director appointed by PBLSub in accordance with clause 3.2.

PBLSub Transferee means a Wholly-Owned Subsidiary of PBLSub or PBL.

Permitted Transferee means a MelcoSub Transferee or a PBLSub Transferee (as the case may be).

Person means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

Proportionate Share means, in relation to a Shareholder, at any time the proportion that the number of Shares held by that Shareholder at that time bears to the total number of Shares in issue at that time.

Proposed Business has the meaning set out in clause 15.4.

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Put Option has the meaning set out in clause 13.3.

Reference Rate means the 90 day bank bill rate published by HSBC Bank plc.

Regulatory Authority means any gaming regulatory authority, whether or not in the Territory.

Related Party means, in relation to any Person, any other Person who is a connected person of that Person within the meaning of the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited and in the case of Melco and its Affiliates includes STDM and SJM and their respective Affiliates.

Respondent has the meaning set out in clause 5.6.

Sale Shares means the Shares a Seller wants to Dispose of, as specified in a Notice of Sale.

Securities means shares, units, debentures, convertible notes, options and other equity or debt securities.

Security Interest means a right, interest, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including under a bill of sale, mortgage, charge, lien, pledge, trust, encumbrance, power, deposit, hypothecation or arrangement for retention of title, and includes an agreement to grant or create any of those things.

Seller means a Shareholder who serves a Notice of Sale.

Shares means the Class A Shares and the Class B Shares.

Shareholder means a holder from time to time of Shares.

Simple Resolution means a resolution of the Board or Shareholders passed by the affirmative vote of that number of Directors or Shareholders (as the case may be) that together holds more than 50% of the total voting rights of all Directors or Shareholders (as the case may be) present and entitled to vote at the relevant meeting.

SJM means Sociedade de Jogos de Macau, S.A., a company incorporated under the laws of Macau and a subsidiary of STDM.

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STDM means Sociedade de Turismoe Diversoes de Macau, S.A.R.L. a company incorporated under the laws of Macau of Avenida de Lisboa, 2nd Floor, New Wing, Hotel Lisboa, Macau S.A.R.

Stock Exchange means the Australian Stock Exchange, the Hong Kong Stock Exchange, the NASDAQ National Market or any other public securities market in any country.

Subconcession means the binding trilateral agreement entered into by and between the Macau S.A.R., Wynn Resorts (Macau) Limited (as concessionaire for the operation of casino games of chance and other casino games in the Macau S.A.R., under the terms of the 24th June 2002 concession contract by and between the Macau S.A.R. and Wynn Resorts (Macau) Limited) and the Company, comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of the Macau S.A.R., Wynn Resorts (Macau) Limited and the Company (the nominative administrative contract known as the subconcession contract for the operation of casino games of chance and other casino games in the Macau S.A.R., executed by Wynn Resorts (Macau) Limited and the Company, to be the most significant instrument thereof), pursuant to the terms of which the Company is to exploit casino games of chance and other casino games in the Macau S.A.R. as an autonomous subconcessionnaire in relation to Wynn Resorts (Macau) Limited.

Subscription Agreement means the subscription agreement among the Company, Melco, PBL and PBLSub, dated 23 December 2004.

Subsidiary has the same meaning as in the Section 2 of the Companies Ordinance (Chapter 32 of the laws of Hong Kong).

Tag Along Notice has the meaning set out in clause 12.6(a).

Tag Along Period means the period of 15 Business Days after the expiry of the Acceptance Period.

Territory means Macau S.A.R.

Transfer Securities has the meaning set out in clause 13.4(b).

Transferee has the meaning set out in clause 13.4(a).

Transferor has the meaning set out in clause 13.4(a).

Voting Securities means shares or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of the corporation or other legal entity, or the holding of which (or the holding of a specified number or percentage or which) gives rise to rights to appoint directors or shareholders of such a governing body.

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Wholly-Owned Subsidiary means, in respect of a body corporate, a body corporate:

(a)	in which at least 99.99% of the shares and Securities and all rights to subscribe for any shares or Securities are ultimately legally and beneficially owned directly or indirectly by this first body corporate; and

(b)	which is Controlled by that first body corporate.

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Part 2 - Interpretation

(d)	In this Deed unless the context otherwise requires:

(i)	words importing the singular include the plural and vice versa;

(ii)	words which are gender neutral or gender specific include each gender;

(iii)	other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning;

(iv)	an expression importing a natural person includes a company, partnership, joint venture, association, corporation or other body corporate and a Government Agency;

(v)	a reference to a thing (including, but not limited to, a chose-in-action or other right) includes a part of that thing;

(vi)	a reference to a clause, party, schedule or attachment is a reference to a clause of this Deed, and a party, schedule or attachment to, this Deed and a reference to this Deed includes a schedule and attachment to this Deed;

(vii)	a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;

(viii)	a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;

(ix)	a reference to a party to a document includes that party’s successors and permitted assigns;

(x)	an agreement on the part of two or more persons binds them jointly and severally;

(xi)	a reference to include, includes, including and like terms is to be construed without limitation; and

(xii)	a reference to an agreement, other than this Deed, includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing.

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(e)	Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the next Business Day.

(f)	Headings are for convenience only and do not affect the interpretation of this Deed.

(g)	This Deed may not be construed adversely to a party just because that party prepared the Deed.

(h)	A term or expression starting with a capital letter which is defined in this Dictionary, has the meaning given to it in this Dictionary.

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ATTACHMENT B

CORPORATE STRUCTURE DIAGRAM

*	Non-operating companies

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ATTACHMENT C

PRINCIPLES FOR DETERMINATION OF FAIR MARKET VALUE

The Independent Expert must determine the Fair Market Value of the Company (for the purposes of clause 13) as at the Determination Date on the following assumptions and bases:

(a)	if the Company is then carrying on business as a going concern, on the assumption that it is to continue to do so;

(b)	the Company is valued as a whole and on a stand alone basis (but including the value of any investments the Company holds in other entities) without reference to any indirect benefits a transferring Shareholder may receive from the Company other than through its shareholding;

(c)	that the Shares are capable of being transferred without restriction and have no special rights attached to them and that any transaction in relation to shares is treated on an arm’s length basis between a willing but not anxious seller and a willing but not anxious buyer;

(d)	in accordance with the Accounting Standards consistently applied;

(e)	if requested by the Non-Defaulting Shareholder, not taking into account the relevant Event of Default in relation to the Defaulting Shareholder;

(f)	without reference to any synergistic benefits which an acquirer might obtain from becoming the holder of all of the Shares;

(g)	with regard to the historical financial performance of the Company and the profit, strategic positioning, future prospects and undertaking of the business of the Company;

(h)	disregarding any diminution in value of the Company as a result of any transfer of Shares; and

(i)	taking into account any other matter (not inconsistent with the above) which the Independent Expert considers is appropriate.

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ATTACHMENT D

DEED POLL

Form of Deed Poll under Clauses 12.1(c), 12.8 and 18

This Deed Poll is made on [DATE] by [Permitted Transferee] [third party buyer] in favour of each party to the Shareholders Deed among [Insert parties] as amended (Deed).

[Permitted Transferee] [third party buyer] covenants as follows:

1.	Scope

This Deed Poll relates to Clauses 12.1(c),12.8 or 18 (as relevant) of the Deed. Words which have a meaning in the Deed have the same meanings when used in this Deed Poll except where the contrary intention appears.

2.	Accession

[Permitted Transferee] [third party buyer] acknowledges and agrees for the benefit of the parties to the Deed that, effective from the [date of transfer / purchase of shares / Sale Shares / Put Shares], it shall be bound by the Deed as if:

(i)	it was [Disposing Shareholder];

(ii)	references to [Disposing Shareholder] include references to it; and.

(iii)	[in case of transfer to Permitted Transferee] If [Permitted Transferee] ceases to be a Wholly-Owned Subsidiary of [Disposing Shareholder], it must transfer all its Shares to [Disposing Shareholder] or a Wholly-Owned Subsidiary of [Disposing Shareholder] in accordance with clause 12.1(c) of the Deed.

[NB: Consider partial sale]

3.	Deed Poll

This Deed Poll is executed as a Deed Poll. Each party to the Deed has the benefit of, and is entitled to enforce this Deed Poll, in accordance with its terms.

4.	Governing Law

(a)	This Deed is governed by the laws of Hong Kong.

(b)	[Permitted Transferee] [third party buyer] irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of, or exercising jurisdiction in, Hong Kong, for determining any dispute concerning this Deed Poll or the transactions contemplated by this Deed Poll. [Permitted Transferee] [third party buyer] waives any right it has to object to an action being brought in those courts including, but not limited to, claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

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[Permitted Transferee] [third party buyer] irrevocably appoints [insert agent’s name and address in Hong Kong] as its agent to receive service of process in any legal action or proceedings related to this agreement in the courts of Hong Kong.

EXECUTED and delivered as a Deed Poll in [insert place].

Executed for and on behalf of [Permitted Transferee] [third party buyer] by:

Director Signature	Director/Secretary Signature

Print Name	Print Name